Exhibit (b)(1)

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022	BARCLAYS 745 Seventh Avenue New York, New York 10019	CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, New York 10010

CONFIDENTIAL

July 24, 2016

ASPEN INTERMEDIATE, LLC

c/o Apollo Management VIII, L.P.

9 West 57th Street

43rd Floor

New York, New York 10019

Attention: Reed B. Rayman

Ladies and Gentlemen:

Project Aspen

$535 million Senior Secured First Lien Term Facility

$75 million Senior Secured First Lien Revolving Credit Facility

$135 million Senior Secured Second Lien Term Facility

Commitment Letter

You have advised Bank of America, N.A. (“BoA”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”), Jefferies Finance LLC (“Jefferies”), Barclays Bank PLC (“Barclays”), Credit Suisse AG (acting through such affiliates or branches as it deems appropriate (“CS”)) and Credit Suisse Securities (USA) LLC (“CS Securities” and together with CS and their respective affiliates, “Credit Suisse” and, together with BoA, MLPFS and Jefferies, the “Banks”) that (i) Aspen Parent, Inc., a Delaware corporation (“Parent”), Redwood Merger Sub, Inc., a Delaware corporation (“Redwood Merger Sub”), and Aspen Merger Sub, Inc. a Delaware corporation and a direct or indirect wholly-owned subsidiary of Coin Holdings (as defined below) (“Coin Merger Sub”), intend to enter into an agreement and plan of merger (including all exhibits and schedules thereto, the “Merger Agreement”) with Outerwall Inc., a Delaware corporation (the “Target”) and Redwoood Automated Retail, LLC, a Delaware limited liability company (“Redwood”), pursuant to which (a) Redwood Merger Sub will merger with and into Redwood, with Redwood surviving such merger as a direct or indirect wholly-owned subsidiary of Redwood Intermediate, LLC, a Delaware limited liability company, and (b) Coin Merger Sub will merge with and into Target, with Target surviving such merger as a direct or indirect wholly-owned subsidiary of Aspen Intermediate, LLC, a Delaware limited liability company (“Coin Holdings” and, together with Coin Merger Sub, “you”) (such merger, the “Acquired Business Merger”),, and (ii) you intend to consummate the other transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).

You have further advised us that, in connection therewith, the Borrower (as defined in the Transaction Description) will obtain the First Lien Facilities and the Second Lien Term Facility (each as defined in the Transaction Description and, collectively, the “Facilities”), subject solely to the conditions set forth in Section 6 of this Commitment Letter, in each of the Term Sheets (as defined below) under the paragraph titled “Conditions Precedent to Initial Borrowing” and in Exhibit D hereto.

Capitalized terms used but not defined herein have the meaning assigned to such terms in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “First Lien Facilities Term Sheet”) or the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Second Lien Facility Term Sheet” and, together with the First Lien Facilities Term Sheet, the “Term Sheets”).

1.	Commitments.

In connection with the foregoing, (a) BoA is pleased to advise you of its several, but not joint, commitment to provide 30% of the principal amount of each of the Facilities, (b) Jefferies is pleased to advise you of its several, but not joint, commitment to provide 30% of the principal amount of each of the Facilities, (c) Barclays is pleased to advise you of its several, but not joint, commitment to provide 20% of the principal amount of each of the Facilities and (d) CS is pleased to advise you of its several, but not joint, commitment to provide 20% of the principal amount of each of the Facilities, in each case, upon the terms and subject to the conditions set forth in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”).

You shall have the right, at any time until 10 business days after the date this Commitment Letter and the Fee Letter referred to below are executed and delivered by you, to obtain commitments from additional banks, financial institutions and other entities (the “Additional Initial Lenders” and, together with the Banks, each an “Initial Lender” and collectively, the “Initial Lenders”) to assume the rights and obligations of the Banks hereunder in respect of up to 5% of the commitments under the Facilities (allocated ratably among the Facilities); provided that the Additional Initial Lenders and the assignment and assumption documentation shall be reasonably acceptable to the Banks. The Banks’ commitments (and any commitment held by any and all lenders to which any Bank assigns a portion of its commitments in accordance with the terms hereof prior to the execution of such documentation other than to Additional Initial Lenders) shall be reduced pro rata by the aggregate amount of commitments held by the Additional Initial Lenders upon the execution by such Additional Initial Lenders of such documentation and each such Additional Initial Lender’s several commitment shall be allocated pro rata among the Facilities.

2.	Titles and Roles.

It is agreed that (a) each of MLPFS, Jefferies (acting through any of its affiliates as it deems appropriate), Barclays and CS Securities will act as a joint bookrunner and a joint

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lead arranger (each, a “First Lien Facilities Lead Arranger” and collectively, the “First Lien Facilities Lead Arrangers”) for the First Lien Facilities, (b) BoA will act as sole administrative agent and collateral agent for the First Lien Facilities, (c) each of MLPFS, Jefferies (acting through any of its affiliates as it deems appropriate), Barclays and CS Securities will act as a joint bookrunner and a joint lead arranger (each, a “Second Lien Term Facility Lead Arranger” and collectively, the “Second Lien Term Facility Lead Arrangers” and, together with the First Lien Facilities Lead Arrangers, the “Lead Arrangers”) for the Second Lien Term Facility and (d) BoA will act as sole administrative agent and collateral agent for the Second Lien Term Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. You may appoint additional co-agents and one or more joint bookrunners and joint lead arrangers reasonably acceptable to the Banks (the “Additional Arrangers” and, together with the Banks, each, an “Arranger” and collectively, the “Arrangers” and, together with the Initial Lenders and their respective affiliates, the “Financial Institutions”, “we” or “us”). We, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by us in such roles. You agree that (a) MLPFS will have “left” placement in any and all marketing materials or other documentation used in connection with the First Lien Facilities and the role and responsibilities customarily associated with such placement and (b) MLPFS will have “left” placement in any and all marketing materials or other documentation used in connection with the Second Lien Term Facility and the role and responsibilities customarily associated with such placement. You and we further agree that no other titles will be awarded and no compensation will be paid (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) in connection with the Facilities unless you and we shall so agree.

3.	Syndication.

Subject to Section 9 of this Commitment Letter, we reserve the right, prior to and/or after the execution of definitive documentation for the Facilities (which will be drafted by your counsel), to syndicate all or a portion of the Initial Lenders’ commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders and the Additional Initial Lenders, the “Lenders”) identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained herein, any resales or assignments of the First Lien Facilities or the Second Lien Term Facility by any Lender (including the Initial Lenders) on or following the date of the initial borrowings under the Facilities shall be governed by the provisions of the First Lien Facilities or the Second Lien Term Facility, as applicable, as set forth in the Term Sheets. Each Lender further agrees not to syndicate any of the commitments with respect to the Facilities to certain financial institutions and other entities that have been specified by you in writing to the Lead Arrangers on or prior to the date hereof or competitors of the Target and its subsidiaries each specified by you in writing to the Lead Arrangers on or prior to the date hereof (it being understood that additional bona fide competitors of the Target and its subsidiaries may be designated in writing by you following the earlier to occur of a Successful Syndication (as defined in the Fee Letter) and 60 days after the date of the consummation of the Acquired Business Merger (the “Closing Date”)) (collectively, the “Disqualified Lenders”); provided that, for the avoidance of doubt, any such additional designation shall not apply retroactively to any prior assignment to any Lender permitted hereunder at the time of such assignment). We intend to commence syndication efforts promptly

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upon the execution of this Commitment Letter, and you agree to assist us in completing a syndication that is reasonably satisfactory to us and you until the earlier to occur of a Successful Syndication and 60 days after the Closing Date. During such period, such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from Sponsor’s and your existing lending and investment banking relationships and, to the extent practical and appropriate, the existing lending and investment banking relationships of the Target, (b) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and, subject always to the extent expressly provided in the Merger Agreement, your using commercially reasonable efforts to cause direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target) and the proposed Lenders, in all such cases at times mutually agreed upon, (c) assistance by you and the Sponsor (and, subject always to the extent expressly provided in the Merger Agreement, your using commercially reasonable efforts to cause the assistance by the Target) in the preparation of a customary confidential information memorandum (“Confidential Information Memorandum”) for each of the Facilities and other customary marketing materials to be used in connection with the syndication of the Facilities, (d) your using commercially reasonable efforts to obtain (which use of commercially reasonable efforts shall not require you to change the proposed terms of the Facilities), upon our request, prior to the commencement of general syndication of the Facilities, (i) public ratings for the First Lien Facilities and the Second Lien Term Facility and (ii) a public corporate credit rating and public corporate family rating in respect of the Borrower, in each case, from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and (e) the hosting, with the Arrangers, of up to three meetings of prospective Lenders at times and locations mutually agreed upon. Without limiting your obligations to assist with syndication efforts as set forth above, neither the receipt of such ratings nor the commencement, conduct or completion of such syndication is a condition to the commitments or the funding of the Facilities on the Closing Date.

You agree, at the request of the Arrangers, to assist us in the preparation of a version of the Confidential Information Memorandum and other customary marketing materials to be used in connection with the syndication of the Facilities, consisting exclusively of information that is either publicly available or not material (or, in the case of a company that is not a public reporting company, information of a type that would reasonably be expected to be publicly available if such company were a public reporting company) with respect to the Target, Coin Holdings, the Borrower and their subsidiaries, or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. It is understood that, in connection with your assistance described above, customary authorization letters, consistent with the terms of this Commitment Letter, will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders containing a representation substantially consistent with the first sentence of Section 4 of this Commitment Letter and a representation by you to the Financial Institutions that the Public Lender Information does not include material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) about the Target, Coin Holdings, the Borrower and their respective subsidiaries, or

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their securities and exculpating us with respect to any liability related to the use of the contents of such Public Lender Information or any related marketing material by the recipients thereof. You acknowledge and agree that, subject to the confidentiality and other provisions of Section 12 of this Commitment Letter, the following documents may be distributed to potential Lenders wishing to receive only Public Lender Information (unless you or your counsel promptly notify us (including by email) otherwise and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations): (a) term sheets and drafts that are not marked confidential and final definitive documentation with respect to the Facilities; provided that, for the avoidance of doubt, no such term sheets may be distributed to any potential Lenders unless approved by us (such approval not to be unreasonably withheld); (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the previously disclosed terms of the Facilities. You also agree to use commercially reasonable efforts to identify that portion of any other Information (as defined below) or Projections (as defined below) (collectively, the “Borrower Materials”) to be distributed to “public side” lenders (i.e., lenders that do not wish to receive material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) with respect to the Target, Coin Holdings, the Borrower and their subsidiaries, or any of their respective securities), including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Arrangers and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) with respect to the Target, Coin Holdings, the Borrower and their subsidiaries, or any of their respective securities for purposes of United States Federal and state securities laws (it being understood that you shall not be under any obligation to mark the Borrower Materials “PUBLIC”). You hereby acknowledge and agree that any Borrower Materials that are not marked “PUBLIC” shall be treated as Private Lender Information by the Arrangers.

The Lead Arrangers will manage all aspects of any syndication in consultation with you, including (in each case subject to the provisions set forth in this Commitment Letter), decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide (and, subject always to the extent provided in the Merger Agreement, to use commercially reasonable efforts to cause the Target to provide) to the Arrangers all customary information reasonably requested by the Lead Arrangers that is reasonably available to you with respect to Coin Holdings, the Borrower and their respective subsidiaries and the Transactions (as defined in the Transaction Description), including customary financial information and projections (such projections, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Arrangers as a condition precedent to closing shall be those required to be delivered pursuant to Exhibit D hereof.

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You hereby agree that, prior to the earlier of a Successful Syndication and 60 days after the Closing Date, there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or the Borrower or your or the Borrower’s subsidiaries, and you will use commercially reasonable efforts to ensure that there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target, being offered, placed or arranged (other than the Facilities, debt incurred pursuant to the Redbox Business Debt Commitment Letter (as defined in the Merger Agreement) or any indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Merger Agreement and other indebtedness incurred in the ordinary course of business of the Target and its subsidiaries for capital expenditures and working capital purposes), without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities.

4.	Information.

You hereby represent that (with respect to information relating to the Target or its subsidiaries, to the best of your knowledge) (a) all written factual information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to us by you, the Target, the Sponsor or any of your or their representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) the Projections and other forward looking information that have been or will be made available to us by you, the Target, the Sponsor or any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to us; it being understood by the Lenders that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that, if at any time prior to the earlier of the occurrence of a Successful Syndication and the date that is 60 days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to Information and Projections and any forward looking information relating to the Target or its subsidiaries) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to the best of your knowledge with respect to Information and Projections relating to the Target or its subsidiaries) in all material respects under those circumstances; provided that the obligations

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to supplement the Information and Projections under this sentence shall not in any event terminate prior to the Closing Date. In arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, you agree to pay (or to cause the Borrower to pay) to us the fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”) on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances except as agreed to between you and us.

6.	Conditions Precedent.

The Initial Lenders’ obligations to fund their respective commitments hereunder, and our agreements to perform the services described herein, are subject solely to (a) the execution and delivery of definitive documentation with respect to the Facilities on the terms set forth in the Term Sheets (as may be amended by the “Market Flex” provisions under the Fee Letter), consistent with the Documentation Precedent (as defined in the Fee Letter) and (b) the satisfaction (or waiver by the Initial Lenders) in all material respects of the conditions set forth in each of the Term Sheets under the paragraph titled “Conditions Precedent to Initial Borrowing” and Exhibit D hereto. There shall be no conditions to closing and funding other than those expressly referred to in this Section 6.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Financial Institution and its affiliates and their respective officers, directors, employees, agents, controlling persons, members and representatives of each of the foregoing and their respective successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities, the use or intended use of the proceeds of the Facilities or any related transaction or any actual or threatened claim, actions, suits, inquiries, litigation, investigation or proceeding (any such claim, actions, suits, inquiries, litigation, investigation or proceeding, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by you, your or the Target’s equity holders, creditors or any other third party or by the Target, Coin Holdings or any of their respective subsidiaries or affiliates), and to reimburse each such Indemnified Person promptly upon demand for any reasonable documented out-of-pocket legal expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel

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(and local counsel, if applicable) for such affected Indemnified Person)) and other reasonable documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing or in connection with the enforcement of any provision of this Commitment Letter or the Fee Letter; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or representatives (collectively, such Indemnified Person’s “Related Persons”) (provided that each reference to “representatives” pertains solely to such representatives involved in the negotiation of this Commitment Letter or syndication of the Facilities), or (ii) arising out of a material breach by such Indemnified Person (or any of such Indemnified Person’s Related Persons) of its obligations under this Commitment Letter (as determined by a court of competent jurisdiction in a final and non appealable judgment), or (iii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Financial Institution in its capacity or in fulfilling its role as an administrative agent, other agent or Arranger under the Facilities), (B) any settlement entered into by such Indemnified Person (or any of such Indemnified Person’s Related Persons) without your written consent (such consent not to be unreasonably withheld, delayed or conditioned), or (C) any expenses of the type referred to in clause (b) of this sentence except to the extent such expenses would otherwise be of the type referred to in clause (a), and (b) in the event the Closing Date occurs, to reimburse the Financial Institutions from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable documented out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, fees of consultants hired with your prior written consent (such consent not to be unreasonably withheld or delayed), syndication expenses, travel expenses and fees, disbursements and other charges of counsel identified in the Term Sheets and of a single firm of local counsel to the Arrangers in each appropriate jurisdiction (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)), in each case, incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents or security arrangements in connection therewith. You acknowledge that we may receive a benefit, including, without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including, without limitation, fees paid pursuant hereto. It is further agreed that the Financial Institutions shall have no liability to any person other than you, and you shall have no liability to any person other than the Financial Institutions and the Indemnified Persons in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent they are found in a final, non-appealable judgment of a

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court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons. None of the Indemnified Persons or (except solely as a result of your indemnification obligations set forth above to the extent an Indemnified Person is found so liable) you, the Sponsor or any of your or its respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby. The provisions of this Section 7 shall be superseded in each case by the applicable provisions contained in the definitive financing documentation, to the extent covered thereby, upon execution thereof and thereafter shall have no further force and effect. You shall not, without the prior written consent of each applicable Indemnified Person (which consent, except with respect to a settlement including a statement of the type referred to in clause (y) below, shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (z) includes customary confidentiality and non-disparagement agreements.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that we may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) each Financial Institution will act as an independent contractor and no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) each Financial Institution is acting solely as a principal and not as an agent of yours hereunder and the Financial Institutions, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we are engaged in a broad range of transactions that may involve interests that differ from your interests and that we do not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

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You further acknowledge that each Financial Institution is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, Coin Holdings, the Borrower, the Target and its subsidiaries and other companies with which you, Coin Holdings, the Borrower or the Target or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us, or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, please note that certain of the Lead Arrangers and/or their affiliates have been retained by the Borrower as financial advisor (in such capacity, the “Buy Side Advisor”) to the Borrower in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of each Buy Side Advisor and/or its affiliates’ arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you described and referred to herein. You acknowledge that, in such capacity, each Buy Side Advisor may advise the Borrower in other manners adverse to the interests of the parties hereto. Each of the Financial Institutions hereto acknowledges (i) the retention of such entities as a Buy Sider Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Financial Institution on the part of such entities or their affiliates.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by any party hereto (other than by you to the Borrower or one of your newly formed U.S. affiliates (other than a portfolio company of the Sponsor), in any case that will, immediately after giving effect to the Transactions, (i) own (directly or indirectly) the Acquired Business or be a successor to the Acquired Business and (ii) be controlled by the Sponsor), without the prior written consent of each other party hereto (not to be unreasonably withheld) and any attempted assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly provided for herein); provided that (x) MLPFS may, without notice to the Borrower, assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter and (y) each Initial Lender may assign its commitments hereunder (subject to the provisions set forth in this Commitment Letter) to one or more prospective Lenders, provided, further, that, except for assignments to Additional Initial Lenders as set forth

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above, such Initial Lender shall not be released from the portion of its commitments hereunder so assigned to the extent such assignee fails to fund the portion of the commitments assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to such funding set forth herein. Unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Any and all obligations of, and services to be provided by, each of us hereunder (including, without limitation, our commitments as an Initial Lender) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may, subject to Section 12, exchange with such affiliate or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder and be subject to the obligations undertaken by us hereunder.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You acknowledge that information and documents relating to the Facilities may be transmitted through Syndtrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that no Indemnified Person or any of its Related Persons shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons. We may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of the applicable Financial Institution. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT

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REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW; provided, however, that (A) the interpretation of the definition of “Company Material Adverse Effect” and whether or not a Company Material Adverse Effect has occurred (in each case solely for purposes of the conditions to funding of the Facilities on the Closing Date) and (B) the determination of the accuracy of any Acquired Business Representations (as defined in Exhibit D) and whether as a result of any inaccuracy thereof you have (or any of your assignees under the Merger Agreement has) a right to terminate your or their obligations thereunder or to not consummate the Acquired Business Merger shall be governed by the law governing the Merger Agreement.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us at the respective addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, by you to any other person except (a) to the Investors and to your and the Investors’ respective officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons and equity holders who are directly involved in the consideration of this matter on a confidential basis, (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable

12

law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent permitted by law); provided, that (x) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof other than pursuant to clause (i) below and only if redacted in a manner reasonably satisfactory to the Arrangers) (i) to the Target and its subsidiaries and their respective officers, directors, employees, attorneys, agents, accountants, advisors and, controlling persons who are directly involved in the consideration of this matter, in each case on a confidential basis, (ii) in any syndication or other marketing materials, prospectus or other offering memorandum, or any public or regulatory filing in each case relating to the Facilities, (iii) to any rating agencies, (iv) to potential debt providers in coordination with us to obtain commitments to the Facilities from such potential debt providers and (v) to the extent such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder; (y) you may disclose the aggregate amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or to the extent customary or required in any public or regulatory filing relating to the Transactions; and (z) you may disclose the Fee Letter and the contents thereof to prospective Additional Initial Lenders who have agreed to be bound by confidentiality restrictions with respect thereto on substantially the terms set forth in the next paragraph or (c) by the Target in connection with any required filings with the Securities and Exchange Commission (but not the Fee Letter or the contents thereof); provided, further that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Closing Date.

We shall use all non-public information received by us and our affiliates in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies, (b) to any Lenders, participants or hedging counterparties or prospective Lenders, participants or hedging counterparties who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having or asserting jurisdiction over us or our respective affiliates (in which case we shall, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (and each of us shall be responsible for our respective Representatives’ compliance with this paragraph), (f) to any of our respective affiliates and their Representatives (provided, that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and each of us shall be responsible for our respective affiliates’ and their

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Representatives’ compliance with this paragraph) to be utilized solely in connection with rendering services to you or the Borrower in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our respective affiliates or any of our respective Representatives in breach of this Commitment Letter, (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you, the Target or any of your or its respective affiliates or related parties, (i) to the extent that such information is independently developed by us, (j) for purposes of establishing a “due diligence” defense (in which case we shall promptly notify you, in advance, to the extent permitted by law) or (k) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality entered into by us in connection with the Transactions or is independently developed by us; provided, that the disclosure of any such information to any Lenders, prospective Lenders, participants, prospective participants, hedging counterparties or prospective hedging counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender, prospective Lender, participant prospective participant, hedging counterparty or prospective hedging counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information; provided, further, that no disclosure of any information may be made to any person that is a Disqualified Lender. The provisions of this paragraph shall automatically terminate and be superseded by the confidentiality provisions to the extent covered in the definitive documentation for the Facilities upon the initial funding thereunder and shall in any event automatically terminate two years following the date of this Commitment Letter. Please note that we and our affiliates do not provide tax, accounting or legal advice. Notwithstanding any other provision herein, this Commitment Letter does not limit the disclosure of any tax strategies to the extent required by applicable law.

13.	Surviving Provisions.

The compensation, reimbursement, indemnification, absence of fiduciary relationship, confidentiality, information, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and the provisions of Section 8 of this Commitment Letter and the Fee Letter shall remain in full force and effect in accordance with their terms notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein; provided, that your obligations under this Commitment Letter, other than those provisions relating to confidentiality, compensation and to the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Facilities (or portion thereof pro rata among the Initial Lenders) hereunder at any time subject to the preceding sentence.

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14.	PATRIOT Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender is required to obtain, verify and record information that identifies the Borrower, and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow such Lender to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Financial Institution and each Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on July 25, 2016. The Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that (i) the Closing Date does not occur on or before the Termination Date (as defined in the Merger Agreement as in effect on the date hereof, as such date may be extended pursuant to the first proviso to Section 7.2(a) of the Merger Agreement in effect on the date hereof (but in no event later than December 16, 2016)), (ii) the Merger Agreement is terminated without the consummation of the Acquired Business Merger or (iii) the closing of the Acquired Business Merger (x) in the case of the First Lien Facilities, without the use of the First Lien Facilities or (y) in the case of the Second Lien Term Facility, without the use of the Second Lien Term Facility, then this Commitment Letter and the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquired Business Merger.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Caroline Kim

Name:	Caroline Kim

Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Caroline Kim

Name:	Caroline Kim

Title:	Managing Director

JEFFERIES FINANCE LLC

By:	/s/ Brian Buoye

Name:	Brian Buoye

Title:	Managing Director

[Commitment Letter - Signature Page]

BARCLAYS BANK PLC

By:	/s/ Robert Chen

Name:	Robert Chen

Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Malcolm Price

Name:	Malcolm K. Price

Title:	Authorized Signatory

By:	/s/ Lingzi Huang

Name:	Lingzi Huang

Title:	Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Malcolm K. Price

Name:	Malcolm K. Price

Title:	Managing Director

[Commitment Letter - Signature Page]

ASPEN INTERMEDIATE, LLC

By:	Aspen Holdco, LLC, its sole member
By:	Aspen Parent, Inc., its sole member

By:	/s/ Laurie D. Medley

Name:	Laurie D. Medley

Title:	Vice President

[Commitment Letter - Signature Page]

EXHIBIT A

Project Aspen

$535 million Senior Secured First Lien Term Facility

$75 million Senior Secured First Lien Revolving Credit Facility

$135 million Senior Secured Second Lien Term Facility

Transaction Description

Parent, Coin Merger Sub and Redwood Merger Sub intend to enter into the Merger Agreement with Redwood and the Target.

Pursuant to the Merger Agreement, Coin Merger Sub will be merged with and into the Target, with the Target surviving such merger as a direct or indirect wholly-owned subsidiary of Coin Holdings. Prior to the Closing Date, Coin Merger Sub will commence a tender offer to purchase all of the shares of common stock of the Target (the “Tender Offer”) and, if such shares are accepted for purchase pursuant to the terms of the Merger Agreement and the Tender Offer, such purchase will occur on the Closing Date prior to the Acquired Business Merger. After giving effect to the Transactions, the Target will continue to own the coin and gift card exchange self-service kiosk business of the Target (such business, the “Acquired Business”).

Coin Holdings will be controlled by investment funds, or affiliates of investment funds, advised, managed or controlled by Apollo Global Management, LLC or its affiliates (collectively, the “Sponsor”) and, at the Sponsor’s election, certain co-investors arranged or designated by the Sponsor (collectively with the Sponsor, the “Investors”).

The term “Borrower” means (i) prior to the Merger, Coin Merger Sub and (ii) thereafter, the Target.

In connection with the Acquired Business Merger, it is intended that:

1. the Investors will contribute, directly or indirectly, an amount (the “Equity Contribution”) to Coin Holdings in the form of common equity, or other equity on terms reasonably acceptable to the Banks, and which shall be further contributed to the Borrower as common equity (or other equity on terms reasonably acceptable to the Banks), which would cause the equity interests of Coin Holdings (including roll-over or contributed equity not to exceed an amount to be agreed), to represent not less than 30% of the total pro forma consolidated capitalization of Coin Holdings (to be defined as the sum of (x) 100% of the aggregate principal amount of funded debt for borrowed money (excluding for purposes of this determination increased levels of debt as a result of all OID and/or upfront fees in respect of the Facilities in connection with the exercise of “Market Flex” provisions under the Fee Letter and any outstanding letters of credit (to the extent undrawn)) and (y) the total amount of equity (including roll-over and contributed equity)); provided that the Sponsor shall directly or indirectly (whether by contract or otherwise) control not less than a majority of the voting and economic interests in Coin Holdings on the Closing Date after giving effect to the Transactions;

2. the Borrower will obtain (i) the senior secured first lien term loan facility described in the First Lien Facilities Term Sheet in an aggregate principal amount of up to $535

Exh. A-1

million (the “First Lien Term Facility”) and (ii) the senior secured first lien revolving credit facility described in the First Lien Facilities Term Sheet in an aggregate principal amount of up to $75 million (the “Revolving Facility” and, together with the First Lien Term Facility, the “First Lien Facilities”);

3. the Borrower will obtain the senior secured second lien term loan facility described in the Second Lien Facility Term Sheet in an aggregate principal amount of up to $135 million (the “Second Lien Term Facility”); and

4. fees and expenses incurred in connection with the foregoing will be paid.

The Acquired Business Merger, the Tender Offer and the other transactions described in this Exhibit A are collectively referred to herein as the “Transactions”.

Exh. A-2

EXHIBIT B

Project Aspen

$535 million Senior Secured First Lien Term Facility

$75 million Senior Secured First Lien Revolving Credit Facility

Summary of Principal Terms and Conditions1

Borrower:	As set forth in Exhibit A to the Commitment Letter.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agent:	Bank of America, N.A., acting through one or more of its branches or affiliates, will act as administrative agent and collateral agent for the First Lien Facilities (in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies Finance LLC, acting through one or more of its branches or affiliates, Barclays Bank PLC and Credit Suisse Securities (USA) LLC will act as lead arrangers for the First Lien Facilities (together with any additional lead arrangers appointed by the Borrower, each in such capacity, an “Arranger” and collectively, the “Arrangers”), and will perform the duties customarily associated with such role. Other joint lead arrangers may be appointed by the Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Documentation Agent”).

Definitive Documentation:	The definitive documentation shall, except as otherwise set forth herein, be based on and consistent with the Documentation Precedent (as defined in the Fee Letter).

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached or in the other Exhibits thereto.

Exh. B-1

First Lien Facilities:	(A) A senior secured term loan facility in an aggregate principal amount of up to $535 million (the “First Lien Term Facility” and the loans thereunder, the “First Lien Term Loans”). The First Lien Term Loans shall be funded in full on the Closing Date in United States dollars.

(B) A senior secured revolving credit facility in an aggregate principal amount of up to $75 million (the “Revolving Facility” and, together with the First Lien Term Facility, the “First Lien Facilities”), under which the Borrower may borrow loans from time to time (the “Revolving Loans”) and $25 million of which will be available through a subfacility in the form of letters of credit for the account of the Borrower or any of its subsidiaries as described below. The Revolving Facility shall be funded in United States dollars or other currencies to be agreed.

Incremental Facilities:	The Borrower will be permitted to increase the Revolving Facility or First Lien Term Facility or add one or more additional revolving or term loan credit facilities (collectively, the “Incremental Facilities”);

provided that:

(i) the aggregate principal amount of all Incremental Facilities outstanding at any time shall not exceed the sum of (x) the Incremental Dollar Amount (as defined in the Fee Letter) (less the aggregate outstanding principal amount of any Incremental Facilities incurred in respect of the Second Lien Term Facility under clause (i)(x) of the first proviso in the section entitled “Second Lien Incremental Facilities” in Exhibit C) plus (y) any amounts so long as, in the case of this clause (y), on the date of incurrence thereof (or, at the option of the Borrower, on the date of establishment of the commitments in respect thereof, provided that such commitments shall be deemed to be fully drawn for all concurrent and future incurrence tests for so long as such commitments remain in effect), (i) in the case of loans under such Incremental Facilities secured by liens on the Collateral (as defined below) that rank pari passu with the liens on the Collateral securing the First Lien Facilities, the ratio of funded debt outstanding under the First Lien Facilities plus all other funded debt outstanding that is secured by a lien on the Collateral that is pari passu with the lien securing the First Lien Facilities plus capitalized lease obligations and purchase money indebtedness and unreimbursed drawings under letters of credit (net of unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries (other than, for the avoidance of doubt, the cash proceeds of such Incremental Facilities on the date of

Exh. B-2

incurrence)) to EBITDA (to be defined in a manner consistent with the Documentation Precedent) (the “Net First Lien Leverage Ratio”) on a Pro Forma Basis (as defined below) will be no greater than the First Lien Incurrence Ratio (as defined in the Fee Letter)[2] and (ii) in the case of loans under such Incremental Facilities secured by liens on the Collateral that rank junior to the liens on the Collateral securing the First Lien Facilities, the ratio of all funded debt outstanding that is secured by a lien on the Collateral plus capitalized lease obligations and purchase money indebtedness and unreimbursed drawings under letters of credit (net of unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries (other than, for the avoidance of doubt, the cash proceeds of such Incremental Facilities on the date of incurrence)) to EBITDA (the “Net Secured Leverage Ratio”) on a Pro Forma Basis will be no greater than the Secured Leverage Incurrence Ratio (as defined in the Fee Letter) and (z) the amount of any voluntary prepayments of the First Lien Term Facility and the Revolving Facility (to the extent accompanied by a reduction in the commitments in respect of the Revolving Facility) after the Closing Date and prior to such time (in each case, excluding prepayments funded with the proceeds of indebtedness (other than revolving indebtedness)), in each case without netting the cash proceeds of such Incremental Facility and assuming, in the case of the establishment of any Incremental Facilities constituting increases to the Revolving Facility or additional revolving credit facilities or delayed draw term facilities, that such facilities were fully drawn on the date of effectiveness thereof;

(ii) to the extent required by the applicable incremental assumption agreement, no default or event of default shall have occurred and be continuing or would result therefrom (but in any case, if any such Incremental Facility is established for a purpose other than an acquisition that is permitted by the definitive documentation for the First Lien Facilities, no payment or bankruptcy event of default shall have occurred and be continuing or would result therefrom);

(iii) (1) the loans under such additional credit facilities shall be senior secured obligations and shall rank pari passu with or, at the Borrower’s option, junior in right of security to the First Lien Facilities; provided, that, if such additional credit facilities rank junior in right of security with the First Lien Facilities, (x) such

[2]	For purposes of all leverage ratios, if additional debt is incurred to fund any OID or upfront fees in connection with the exercise of “Market Flex” provisions under the Fee Letter, then such leverage ratios will be modified upward to reflect any such additional debt.

Exh. B-3

additional credit facilities will be established as a separate facility from the First Lien Facilities, (y) such Incremental Facilities shall be subject to the First Lien/Second Lien Intercreditor Agreement (as defined below) or another intercreditor agreement not materially less favorable to the lenders than the First Lien/Second Lien Intercreditor Agreement or otherwise reasonably acceptable to the Agent and (z) for the avoidance of doubt, will not be subject to clause (vii) below and (2) there shall be no borrowers or guarantors in respect of such Incremental Facilities that are not the Borrower, a co-borrower or a Guarantor;

(iv) the additional revolving loan commitments will mature no earlier than the Revolving Facility and shall have no amortization and all other terms of any such additional revolving loan commitments (other than pricing, maturity, participation in mandatory prepayments or commitment reductions or ranking as to security) shall be substantially similar to the Revolving Facility or otherwise reasonably acceptable to the Agent;

(v) the loans under the additional term loan facilities will mature no earlier than, and will have a weighted average life to maturity no shorter than, that of the First Lien Term Facility and all other terms of any such additional term loan facility (other than pricing, amortization, maturity, participation in mandatory prepayments or ranking as to security) shall be substantially similar to the First Lien Term Facility or otherwise reasonably acceptable to the Agent;

(vi) with respect to mandatory prepayments of term loans and borrowings and prepayments and commitment reductions of revolving loans, the Incremental Facilities shall not participate on a greater than pro rata basis than the First Lien Term Facility and the Revolving Facility, respectively; and

(vii) the interest rate margins and original issue discount or upfront fees (if any) and interest rate floors (if any) applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that if the “yield” (to be defined to include upfront fees and original issue discount on customary terms and any interest rate floor but excluding any structuring, commitment and arranger fees or similar fees) of any Incremental Facility that is a term loan facility (an “Incremental Term Facility”) that is secured by pari passu liens on the Collateral exceeds the “yield” on the First Lien Term Facility by more than 50 basis points, the applicable margins for the First Lien Term Facility shall be increased to the extent necessary so that the “yield” on the First Lien Term Facility is 50 basis points less than

Exh. B-4

the “yield” on the Incremental Term Facility; provided that, if Adjusted LIBOR (as defined in Annex B-I hereto) in respect of such Incremental Term Facility includes a floor greater than the floor applicable to the First Lien Term Facility and such floor is greater than Adjusted LIBOR in effect for a 3-month interest period at such time, such increased amount (above the greater of such floor and such Adjusted LIBOR) shall be equated to interest rate for purposes of determining the applicable interest rate under such Incremental Term Facility; provided that this clause (vii) shall not be applicable to any Incremental Term Facility that is incurred more than 12 months after the Closing Date.

Purpose:

(A)   The proceeds of the First Lien Term Facility on the Closing Date will be used by the Borrower, together with the proceeds of the Second Lien Term Facility, the Equity Contribution and cash on hand of the Borrower and its subsidiaries, to finance the Transactions and to repay certain existing indebtedness of the Target.

(B)   The proceeds of loans under the Revolving Facility will be used by the Borrower from time to time on or after the Closing Date for general corporate purposes (including without limitation, for permitted acquisitions, capital expenditures and transaction costs); provided that the amount of loans under the Revolving Facility permitted to be incurred on the Closing Date shall be subject to the restrictions set forth in the “Availability” section below.

Refinancing Facilities:	The definitive documentation for the First Lien Facilities will permit the Borrower to refinance loans under the First Lien Term Facility or replace commitments under the Revolving Facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under definitive documentation for the First Lien Facilities with the consent of the Borrower, and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the First Lien Facilities or secured notes or loans that are junior in right of security in the Collateral (any such notes or loans, “Refinancing Notes”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, or, with respect to

Exh. B-5

notes, have mandatory prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such Refinancing Notes prior to, the loans under the First Lien Term Facility being refinanced, (ii) any Refinancing Revolving Facility does not mature (or require commitment reductions or amortization) prior to the maturity date of the revolving commitments being replaced, (iii) there shall be no borrowers or guarantors in respect of any Refinancing Facility or Refinancing Notes that are not the Borrower or a Guarantor, (iv) the other terms and conditions, taken as a whole, of any such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing (as to which no “most favored nation” (“MFN”) clause shall apply) and optional prepayment or redemption terms) are substantially similar to, or not materially less favorable to the Borrower and its subsidiaries, than, the terms and conditions, taken as a whole, applicable to the First Lien Term Facility or revolving commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the First Lien Term Facility and revolving credit commitments existing at the time of such refinancing or that are otherwise reasonably satisfactory to the Agent), (v) with respect to (1) Refinancing Notes secured by Collateral or (2) any Refinancing Term Facility secured by liens on the Collateral that are junior in priority to the liens on the Collateral securing the First Lien Facilities, such agreements or liens will be subject to the First Lien/Second Lien Intercreditor Agreement or another intercreditor agreement not materially less favorable to the lenders than the First Lien/Second Lien Intercreditor Agreement or otherwise reasonably acceptable to the Agent and (vi) the aggregate principal amount of any Refinancing Facility or Refinancing Notes shall not be greater than the aggregate principal amount (or committed amount) of the First Lien Term Facility or Revolving Facility (as applicable) being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such First Lien Term Facility or Revolving Facility being refinanced or replaced will be permanently reduced substantially simultaneously with the issuance thereof.

Availability:

(A)   The full amount of the First Lien Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.

(B) From and after the Closing Date, the Revolving Facility will be available at any time prior to the final maturity of

Exh. B-6

the Revolving Facility, in minimum principal amounts and upon notice to be agreed upon but consistent with the Documentation Precedent; provided that on the Closing Date loans under the Revolving Facility will be limited to an amount sufficient to fund (i) any OID or upfront fees required to be funded on the Closing Date pursuant to the “Market Flex” provisions in the Fee Letter, (ii) any ordinary course working capital requirements of the Borrower and its subsidiaries on the Closing Date and (iii) an additional amount; provided, further, that amounts drawn on the Closing Date under clauses (ii) and (iii) shall not exceed the Closing Date Revolver Additional Amount (as defined in the Fee Letter). Amounts repaid or prepaid under the Revolving Facility may be reborrowed. Borrowings of U.S. dollars calculated based on ABR will be available on a same day basis.

(C) The full amount of the letter of credit subfacility shall be available on and after the Closing Date.

Interest Rates and Fees:	As set forth on Annex B-I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex B-I hereto) plus 2.00% per annum and in each case, shall be payable on demand.

Letters of Credit:	Letters of credit under the Revolving Facility will be issued by the Agent and, if included as an additional Issuing Bank, one or more Lenders acceptable to the Borrower and the Agent that agree to issue letters of credit (each, an “Issuing Bank”); provided, that each Initial Lender that holds commitments under the Revolving Facility as of the Closing Date shall have a letter of credit commitment that is proportionate with its commitment under the Revolving Facility and shall issue letters of credit pro rata based on such letter of credit commitment; provided, further, that Jefferies and Barclays shall not be required to issue trade or commercial letters of credit, Jefferies shall not be required to issue letters of credit denominated in currencies other than United States dollars and Credit Suisse shall only be required to issue standby letters of credit. Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance (or such longer period as may be agreed by the relevant Issuing Bank and the Borrower) and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional

Exh. B-7

periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank).

Existing letters of credit may be rolled over or back-stopped under the Revolving Facility on the Closing Date. Letters of credit shall be issued in United States dollars or other currencies to be agreed.

Drawings under any letter of credit shall be reimbursed by the Borrower on terms consistent with the Documentation Precedent. To the extent that the Borrower does not reimburse the Issuing Bank on such time frame, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the relevant Issuing Bank.

The definitive documentation for the First Lien Facilities will include customary provisions consistent with the Documentation Precedent to protect the Issuing Bank in the event any Lender under the Revolving Facility is a “Defaulting Lender” (to be defined in a manner consistent with the Documentation Precedent).

Final Maturity and Amortization:	(A) First Lien Term Facility

The First Lien Term Facility will mature on the date that is seven years after the Closing Date, and will amortize in equal quarterly installments (commencing with the end of the first full fiscal quarter ending after the Closing Date) in an aggregate annual amount equal to 1.0% of the original principal amount of the First Lien Term Facility with the balance payable on the maturity date of the First Lien Term Facility.

(B) Revolving Facility

The Revolving Facility will mature and the commitments thereunder will terminate on the date that is five years after the Closing Date.

Exh. B-8

Guarantees:	All obligations of the Borrower under the Facilities and, at the option of the Borrower, under any interest rate protection or other hedging arrangements entered into with the Agent, any Arranger, an entity that is a Lender or agent at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by (i) Coin Holdings and (ii) each existing and subsequently acquired or organized wholly-owned domestic subsidiary of the Borrower (other than domestic subsidiaries that are subsidiaries of foreign subsidiaries of the Borrower that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended (“CFCs”)) (the “Subsidiary Guarantors” and, together with Coin Holdings, the “Guarantors”), subject to exceptions to be agreed upon, including, without limitation, (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a manner consistent with the Documentation Precedent), (c) any subsidiary that is prohibited by applicable law, rule, regulation or contract (with respect to any contractual restriction, only to the extent existing on the Closing Date or the date on which the applicable person becomes a direct or indirect subsidiary of the Borrower) from guaranteeing the First Lien Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), (d) any subsidiary that becomes a subsidiary after the Closing Date for which the providing of a Guarantee could reasonably be expected to result in a material adverse tax consequence to the Borrower or one of its subsidiaries as determined in good faith by the Borrower in consultation with the Agent, (e) any subsidiary that owns no material assets other than the equity interests of one or more foreign subsidiaries of the Borrower that are CFCs and/or one or more FSHCOs (a “FSHCO”), and (f) in the case of any obligation under any Hedging Arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act. Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Agent reasonably agree that the cost or other consequence of providing such a guarantee is excessive in relation to the value afforded thereby.

For the avoidance of doubt, no subsidiaries of the Target will be acquired by the Borrower or its subsidiaries or will be Subsidiary Guarantors other than in respect of the Acquired Business.

Exh. B-9

Security:	Subject to the exceptions described below and other exceptions to be agreed upon, the First Lien Facilities, the Guarantees, and, at the option of the Borrower, any Hedging Arrangements and any Cash Management Arrangements will be secured on a first-priority basis by (a) all of the equity interests of the Borrower directly held by Coin Holdings and (b) substantially all the assets of the Borrower and each Subsidiary Guarantor, in each case, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (1) a perfected first priority pledge of all the equity interests directly held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of any subsidiary (x) that is a foreign subsidiary of a domestic entity or (y) is a FSHCO, shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such subsidiary) and (2) perfected first-priority security interests in, and mortgages on, substantially all other tangible and intangible assets of the Borrower and each Subsidiary Guarantor (with all required mortgages being permitted to be delivered on a post-closing basis).

Notwithstanding anything to the contrary, the Collateral shall exclude the following (collectively, the “Excluded Property”): (i) any fee-owned real property with a fair market value of less than an amount to be agreed and all leasehold interests in real property; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims below a threshold to be agreed except, in each case, to the extent a security interest therein can be perfected by filing a UCC-1; (iii) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (with respect to any such contractual restriction permitted under the definitive documentation for the First Lien Facilities and binding on such assets to the extent in existence on the Closing Date or the date of acquisition thereof and not entered into in contemplation thereof (other than in connection with the incurrence of indebtedness of the type contemplated by clause (ii) of paragraph 4 under “Negative Covenants” below)) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (iv) equity interests in any person other than wholly-owned subsidiaries to the extent not permitted by the terms of such person’s organizational

Exh. B-10

documents, joint venture agreement or shareholder agreement or similar contractual obligation, and other Excluded Securities (to be defined in a manner consistent with the Documentation Precedent); (v) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Borrower in consultation with the Agent; (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than Coin Holdings, the Borrower or any subsidiary thereof) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (vii) those assets as to which the Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (ix) “intent-to-use” trademark applications prior to the filing of a statement of use in respect thereof; (x) [reserved]; (xi) other customary exclusions under applicable local law or in applicable local jurisdictions; (xii) any segregated accounts or funds held or received on behalf of third parties; (xiii) any equipment or other asset subject to liens securing acquired debt (limited to the acquired assets), sale and leaseback transactions, capital lease obligations or other purchase money debt, in each case, permitted under the definitive documentation for the First Lien Facilities, if the contract or other agreement providing for such debt or capital lease obligation prohibits or requires the consent of any person (other than Coin Holdings, the Borrower or a subsidiary thereof) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted under the loan documents after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law, notwithstanding such prohibition; and (xiv) other exceptions to be mutually agreed upon. In addition, in no event shall (1) control agreements or control, lockbox or similar arrangements be required, (2) landlord, mortgagee and bailee waivers be required, (3) prior to an Event of Default, notices be required to be sent to account debtors or other contractual third parties or (4) foreign-law

Exh. B-11

governed security documents or perfection under foreign law be required. Notwithstanding the foregoing, the guarantee by Coin Holdings will be recourse solely to the stock of the Borrower directly owned by Coin Holdings.

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, consistent with the Documentation Precedent, subject to exceptions to be reasonably agreed.

For the avoidance of doubt, no assets or entities of the Target will be acquired by the Borrower or its subsidiaries or will constitute Collateral other than in respect of the Acquired Business.

The relative rights and priorities in the Collateral for each of the First Lien Facilities and the Second Lien Term Facility will be set forth in an intercreditor agreement included in the security documents relating to the Collateral, consistent with the Documentation Precedent (the “First Lien/Second Lien Intercreditor Agreement”).

Mandatory Prepayments:	Only the following: Unless the net cash proceeds are reinvested (or committed to be reinvested) in the business within 12 months and, if so committed to be reinvested, are actually reinvested within six months after the end of such initial 12-month period, after a non-ordinary course asset sale or other non-ordinary course disposition of property of the Borrower or any restricted subsidiary (including insurance and condemnation proceeds), the Mandatory Prepayment Percentage (as defined in the Fee Letter) of the net cash proceeds in excess of an amount to be agreed upon from such non-ordinary course asset sales or other non-ordinary course dispositions of property shall be applied to prepay the loans under the First Lien Term Facility, subject to customary exceptions, exceptions consistent with the Documentation Precedent and other exceptions to be agreed upon; provided that, if at the time of receipt of the net cash proceeds from an asset sale or other disposition or at any time during the 12-month reinvestment period, pro forma for such asset sale and the application of the proceeds thereof, (i) the Net First Lien Leverage Ratio is less than or equal to the Mandatory Prepayment Stepdown Ratio (as defined in the Fee Letter), only the Mandatory Prepayment Stepdown Percentage (as defined in the Fee Letter) of such net cash proceeds shall be subject to the mandatory prepayments and reinvestment requirements (this proviso, the “Mandatory Prepayment Stepdowns”).

Exh. B-12

In addition, beginning with the first full fiscal year of the Borrower after the Closing Date, the Excess Cash Flow Prepayment Percentage (as defined in the Fee Letter) of Excess Cash Flow (to be defined in a manner consistent with the Documentation Precedent and subject to a minimum threshold to be agreed) of the Borrower and its restricted subsidiaries (stepping down to the First Excess Cash Flow Prepayment Stepdown Percentage (as defined in the Fee Letter) if the Net First Lien Leverage Ratio is less than or equal to the First Excess Cash Flow Prepayment Stepdown Ratio (as defined in the Fee Letter) but greater than the Second Excess Cash Flow Prepayment Stepdown Ratio (as defined in the Fee Letter), and stepping down to the Second Excess Cash Flow Prepayment Stepdown Percentage (as defined in the Fee Letter) if the Net First Lien Leverage Ratio is less than or equal to the Second Excess Cash Flow Prepayment Stepdown Ratio) shall be used to prepay the loans under the First Lien Term Facility or, no more than ratably, other indebtedness secured by a lien on the Collateral that ranks pari passu with the liens that secure the First Lien Term Facility; provided that any voluntary prepayment of loans under the First Lien Term Facility made during any fiscal year (or loans under the Revolving Facility to the extent the commitments thereunder are permanently reduced by the amount of such prepayments at the time of such prepayment) shall be credited against excess cash flow prepayment obligations for such fiscal year on a dollar-for-dollar basis (except to the extent such prepayment is funded with the proceeds of non-revolving indebtedness).

In addition, 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the definitive documentation for the First Lien Facilities (other than Refinancing Facilities and Refinancing Notes)) shall be used to prepay the loans under the First Lien Term Facility.

Notwithstanding the foregoing, each Lender under the First Lien Term Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected may be retained by the Borrower and used for any purpose not prohibited by the definitive documentation for the First Lien Facilities and will be included in the calculation of the “Cumulative Credit” (as defined below).

The above-described mandatory prepayments shall be applied to the First Lien Term Facility in direct order of maturity.

Exh. B-13

Prepayments from foreign subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the definitive documentation to the extent the repatriation of funds to fund such prepayments (x) is prohibited, restricted or delayed by applicable local laws or (y) would result in material adverse tax consequences, as determined in good faith by the Borrower in consultation with the Agent; provided that in any event the Borrower shall use its commercially reasonable efforts to eliminate such tax effects in its reasonable control in order to make such prepayments.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the commitments under the First Lien Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon (consistent with the Documentation Precedent), without premium or penalty, except as described below, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the First Lien Term Facility will be applied as the Borrower may direct.

The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the First Lien Term Facility that occurs on or before the date that is six months after the Closing Date, in an amount equal to 1.00% of the principal amount of the First Lien Term Facility subject to such Repricing Event.

The term “Repricing Event” shall mean (i) any voluntary prepayment or repayment of First Lien Term Loans (or mandatory prepayment resulting from the incurrence of indebtedness not permitted under the definitive documentation for the Facilities or the incurrence of Refinancing Facilities) with the proceeds of, or any conversion of First Lien Term Loans into, any new or replacement tranche of long-term secured term loans bearing interest with an “effective yield” that is less than the yield applicable to the First Lien Term Loans and (ii) any amendment to the First Lien Term Facility which reduces the yield applicable to the First Lien Term Loans (it being understood that (x) any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a nonconsenting Lender in connection with any such amendment pursuant to so-called yank-a-bank procedures and (y) in each case, the yield shall exclude any structuring, commitment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of

Exh. B-14

term loans), other than, in the case of each of clauses (i) and (ii), in connection with a qualified IPO, a change of control or a transformative acquisition (each such term to be defined in a manner consistent with the Documentation Precedent).

Representations and Warranties:	Only the following representations and warranties will apply (to be applicable to the Borrower and its restricted subsidiaries and, with respect to customary representations with respect to the validity of the Guarantee and certain other customary representations to be agreed, to Coin Holdings), subject to customary exceptions and qualifications consistent with the Documentation Precedent and others to be agreed upon: organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change; absence of litigation; compliance with laws (including ERISA, margin regulations and environmental laws); PATRIOT Act; OFAC; Foreign Corrupt Practices Act; laws with respect to sanctioned persons and any applicable anti-corruption laws; payment of taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; closing date solvency on a consolidated basis; labor matters; creation, validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; and insurance.

Conditions Precedent to Initial Borrowing:	Only the following (consistent with the Documentation Precedent and subject to the last paragraph of Exhibit D): delivery of reasonably satisfactory customary (consistent with similar transactions for the Sponsor) legal opinions of counsel for the Borrower and the Guarantors; a certificate from the chief financial officer of the Borrower in the form attached as Exhibit E (or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to Closing Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby); all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act (at least three business days prior to the Closing Date, in each case to the extent requested of the Borrower at least 10 business days prior to the Closing Date); customary corporate documents and officers’ and public officials’ certifications for the Borrower and the Guarantors; all documents and instruments required for

Exh. B-15

the creation and perfection of security interests in the Collateral, subject to permitted liens and the last paragraph of Exhibit D; loan agreement that has been executed by all parties thereto; execution of the Guarantees by the Guarantors, which shall be in full force and effect; evidence of authority for the Borrower and the Guarantors and all other loan documents; customary closing certificates; accuracy of Specified Representations and Acquired Business Representations (each such term as defined in Exhibit D); and delivery of a notice of borrowing.

The initial borrowing under the First Lien Facilities will also be subject to the applicable conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit D to the Commitment Letter. The definitive credit documentation for the First Lien Facilities shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth in the preceding paragraph, Section 6 of the Commitment Letter or Exhibit D to the Commitment Letter or (b) any representation or warranty, affirmative, negative or financial covenant or event of default not set forth in Section 6 of the Commitment Letter or Exhibit D thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the First Lien Facilities. The failure of any representation or warranty (other than the Specified Representations and the Acquired Business Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the First Lien Facilities.

Conditions Precedent to all Subsequent Borrowings:	Delivery of notice of borrowing, accuracy of representations and warranties in all material respects and absence of defaults (in each case (other than notices of borrowing and absence of payment or bankruptcy events of default), except in connection with Incremental Facilities to the extent not required by the applicable incremental assumption agreement).

Affirmative Covenants:	Only the following affirmative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications, exceptions and qualifications consistent with the Documentation Precedent and others to be agreed upon: maintenance of corporate existence and rights; performance and payment of obligations; delivery within time periods to be agreed of annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (other

Exh. B-16

than solely with respect to, or resulting solely from an upcoming maturity date under any series of indebtedness occurring within one year from the time such opinion is delivered or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) (with extended time periods to be agreed for delivery of the first annual and certain agreed quarterly financial statements to be delivered after the Closing Date) and an annual budget; quarterly compliance certificates as of the most recently ended quarter for which financial statements have been delivered; delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws; compliance with PATRIOT Act, OFAC, FCPA and any applicable anti-corruption laws and other laws with respect to sanctions; inspection of books and properties; quarterly lender calls; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; and payment of taxes.

Negative Covenants:	Only the following negative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries and, in the case of paragraph 13, Coin Holdings), subject to exceptions and qualifications consistent with the Documentation Precedent (including in any event (i) a customary basket amount or “Cumulative Credit” (to be based on retained Excess Cash Flow and otherwise defined in a manner consistent with the Documentation Precedent and include a “starter” basket equal to the Starter Basket Amount (as defined in the Fee Letter)) that may be used for, among other things, investments, dividends and distributions, stock repurchases and the prepayment of subordinated debt and Second Lien Loans (defined below) and (ii) the exceptions described below):

1. Limitation on non-ordinary course dispositions of assets, with carveouts permitting, among other things, (i) the non-ordinary course disposition of assets subject only to the Borrower’s receipt of fair market value (as determined by the Borrower in good faith), at least 75% of the proceeds consisting of cash or cash equivalents (including customary designated non-cash consideration consistent with the Documentation Precedent, but not less than the Designated Non-Cash Consideration Cap (as defined in the Fee Letter)), and net cash proceeds being reinvested or used to repay debt to the extent required by the

Exh. B-17

mandatory prepayment provisions above, (ii) the permitted sale and leaseback transactions described in paragraph 9 below and (iii) permitted asset swaps subject to caps and other restrictions to be agreed.

2. Limitation on mergers and acquisitions; provided, there shall be no limitation as to the amount of such mergers and acquisitions (but subject to the limitations set forth in clause (iv) of paragraph 5 below, if applicable).

3. Limitations on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt and Second Lien Loans (to be defined as the loans made under the Second Lien Term Facility on the Closing Date and any refinancing thereof in the form of junior lien loans other than loans containing high-yield style covenants) with carveouts for, among other things, (i) permitted refinancings of such debt, (ii) the payment of a regular dividend up to an amount to be agreed but no less than 6% per annum of the proceeds of public equity offerings received by, or contributed to, the Borrower, (iii) the Cumulative Credit, subject to no continuing Event of Default and the ratio of total funded debt plus capitalized lease obligations and purchase money indebtedness and unreimbursed drawings under letters of credit, net of all cash and cash equivalents, to EBITDA (the “Net Total Leverage Ratio”) on a Pro Forma Basis is not greater than the Cumulative Credit Restricted Payment Ratio Level (as defined in the Fee Letter), (iv) other restricted payments in an amount not to exceed the General Restricted Payment Cap (as defined in the Fee Letter), subject to no continuing Event of Default, (v) customary tax distributions and overhead payments, (vi) cashless exchanges of debt subject to customary limitations, (vii) restricted payments made with certain designated equity contributions and/or equity sales received after the Closing Date that are excluded from the calculation of the Cumulative Credit and not utilized to incur indebtedness pursuant to clause (xi) of paragraph 4 below and (viii) additional restricted payments and redemptions and prepayments of Junior Debt so long as the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the Restricted Payment Ratio Level (as defined in the Fee Letter), subject to no continuing Event of Default.

4. Limitation on indebtedness, which shall, among other things, (i) permit the incurrence of indebtedness (subject to customary restrictions with respect to maturity, weighted average life and mandatory prepayments) if, after giving effect to the incurrence of such indebtedness and the use of proceeds thereof, (A) in the case of indebtedness secured by liens on the Collateral

Exh. B-18

ranking pari passu with the liens on the Collateral securing the First Lien Term Facility, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than the First Lien Incurrence Ratio; provided that the MFN clause applicable to the Incremental Facilities shall apply to any term loans incurred pursuant to this clause (i)(A), (B) in the case of indebtedness secured by liens on the Collateral ranking junior to the liens on the Collateral securing the First Lien Term Facility, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than the Secured Leverage Incurrence Ratio, and (C) in the case of other indebtedness the ratio of EBITDA to total cash interest expense (the “Fixed Charge Coverage Ratio”) on a Pro Forma Basis is not less than 2.00 to 1.00, in each case of this clause (i), subject to the Non-Guarantor Subsidiary Ratio Debt Cap (as defined in the Fee Letter), (ii) permit the incurrence of capital lease obligations or other purchase money debt in an outstanding principal amount not to exceed the Capital Lease Cap (as defined in the Fee Letter), (iii) include a general basket for indebtedness in an outstanding principal amount not to exceed the General Debt Cap (as defined in the Fee Letter), (iv) permit debt incurred (subject to customary restrictions with respect to maturity, weighted average life and mandatory prepayments) or assumed in connection with acquisitions without limit so long as at the time of incurrence or assumption, after giving effect to such acquisition on a Pro Forma Basis, the applicable ratio level set forth in clause (i) with respect to the type of debt being incurred is satisfied on a Pro Forma Basis for such acquisition or such applicable ratio is no worse than such ratio in effect immediately prior to such acquisition, subject to the Non-Guarantor Subsidiary Acquisition Debt Cap (as defined in the Fee Letter); provided that the MFN applicable to the Incremental Term Facilities shall apply to any newly incurred term loans secured by liens ranking pari passu with the liens securing the First Lien Term Facility incurred pursuant to this clause (iv), (v) permit indebtedness in lieu of, on a dollar-for-dollar basis, indebtedness permitted under the Incremental Facilities, subject to the same conditions as are applicable to the incurrence of Incremental Facilities (provided that the MFN applicable to the Incremental Term Facilities shall not apply) (vi) permit indebtedness of joint ventures and/or indebtedness incurred on behalf thereof or representing guarantees of indebtedness of joint ventures, in an aggregate outstanding principal amount not to exceed the JV Debt Cap (as defined in the Fee Letter), (vii) permit indebtedness of non-Guarantor subsidiaries in an aggregate principal amount not to exceed the Non-Guarantor Subsidiary Debt Cap (as defined in the Fee Letter), (viii) [reserved], (ix) permit the incurrence of Refinancing

Exh. B-19

Facilities and Refinancing Notes, (x) permit indebtedness existing on the Closing Date (and permitted to be existing on the Closing Date under the Merger Agreement) and permitted refinancings thereof, (xi) permit indebtedness or disqualified stock in an aggregate outstanding principal amount not to exceed 100% of the net cash proceeds received from sale or issuance of qualified equity interests of the Borrower or capital contributions to the Borrower, in each case, consistent with the Documentation Precedent, (xii) [reserved], (xiii) permit refinancing indebtedness of any debt that was permitted when incurred, subject to conditions consistent with the Documentation Precedent and (xiv) permit indebtedness in an aggregate principal amount equal to principal amount of the Second Lien Term Facility (plus, without duplication of any other basket, the accordion provisions thereof) on the Closing Date.

5. Limitation on loans and investments, which shall, among other things, (i) include a general basket for investments in an outstanding amount not to exceed the General Investment Cap (as defined in the Fee Letter) plus the Cumulative Credit, (ii) include a basket for investments in similar businesses in an outstanding amount not to exceed the Similar Business Investment Cap (as defined in the Fee Letter), (iii) permit additional investments in joint ventures in an amount not to exceed the JV Investment Cap (as defined in the Fee Letter), provided that if the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the Additional Investment Ratio Level (as defined in the Fee Letter), such investments will be unlimited, (iv) include an exception for permitted business acquisitions, including in respect of investments in entities that will become restricted subsidiaries, with a sub-limit for investments in non-Guarantor subsidiaries in an amount not to exceed the PBA Non-Guarantor Subsidiary Investment Cap (as defined in the Fee Letter), provided that if the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the Additional Investment Ratio Level, such investments will be unlimited, (v) permit investments in restricted subsidiaries, with a sub-limit for investments in non-Guarantor subsidiaries in an amount not to exceed the Non-Guarantor Subsidiary Investment Cap (as defined in the Fee Letter), provided that if the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the Additional Investment Ratio Level, such investments will be unlimited, (vi) [reserved], (vii) permit additional investments in unrestricted subsidiaries in an amount not to exceed the Unrestricted Subsidiary Investment Cap (as defined in the Fee Letter) and (viii) permit additional investments so long as the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the Additional Investment Ratio Level (as defined in the Fee Letter).

Exh. B-20

6. Limitation on liens, which shall, among other things, (i) permit the incurrence of liens on assets of non-Guarantor subsidiaries so long as such liens secure obligations of non-Guarantor restricted subsidiaries that are otherwise permitted, (ii) [reserved], (iii) permit the incurrence of junior liens on Collateral, so long as they are subject to the First Lien/Second Lien Intercreditor Agreement or another intercreditor agreement not materially less favorable to the lenders than the First Lien/Second Lien Intercreditor Agreement or otherwise reasonably acceptable to the Agent and subject to compliance with a Net Secured Leverage Ratio on a Pro Forma Basis that is not greater than the Junior Lien Ratio Level (as defined in the Fee Letter); (iv) permit the incurrence of pari passu liens on Collateral (including liens securing notes or additional credit facilities), subject to compliance with a Net First Lien Leverage Ratio on a Pro Forma Basis that is not greater than the First Lien Incurrence Ratio; provided that such notes and additional credit facilities shall be subject to (a) a customary intercreditor agreement consistent with the Documentation Precedent and (b) if the indebtedness secured by such pari passu liens is incurred in the form of a term loan, then compliance with the MFN provisions in clause (vii) under “Incremental Facilities” shall be a condition to such incurrence of pari passu liens as if such indebtedness were incurred under an Incremental Facility and such MFN provisions were applicable thereto, (v) permit liens securing indebtedness incurred or assumed in connection with acquisitions that are permitted under clause (iv) of paragraph 4 above, (vi) permit liens existing on the Closing Date, (vii) [reserved], (viii) include a general basket for liens in an outstanding amount not to exceed the amount of the general debt basket under clause (iii) of paragraph 4 above, (ix) permit liens securing indebtedness permitted under clauses (ii), (v), (vii) and (ix) of paragraph 4 above, (x) permit refinancing liens of any liens that were permitted when incurred consistent with the Documentation Precedent and (xi) permit junior liens on the Collateral securing indebtedness incurred under clause (xiv) of paragraph 4 above.

7. Limitation on transactions with affiliates (subject to carveouts for, among other things, an agreement to pay annual management fees of up to the Management Fee Cap (as defined in the Fee Letter) (with carryover of unused or deferred amounts to subsequent years), transaction fees of up to the Transaction Fee Cap (as defined in the Fee Letter) and termination fees in respect of the termination of such agreement, which, in each case, will be added back to EBITDA).

Exh. B-21

8. Limitation on changes in the business of the Borrower and its restricted subsidiaries.

9. Limitation on sale/leaseback transactions.

10. Limitation on restrictions of subsidiaries to pay dividends or make distributions and limitations on negative pledges.

11. Limitation on changes to fiscal year.

12. Limitation on modifications to organizational documents and material Junior Debt documents.

13. Coin Holdings covenant consistent with the Documentation Precedent (it being understood that there shall be no restriction on the formation of additional holding companies above Coin Holdings).

For covenant purposes, Redwood and its subsidiaries shall not be considered affiliates of the Borrower or its subsidiaries with respect to any transaction, so long as such transaction is pursuant to a transaction services agreement entered into with Redwood, the Borrower and/or their respective subsidiaries on terms that the Borrower has determined are fair in good faith or, in each case, amendments thereto or replacements thereof that are not materially adverse to the Borrower or its subsidiaries.

All ratios and calculations shall be measured on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Precedent).

Financial Covenant:

Term Facility: None.

Revolving Facility: Consistent with the Documentation Precedent, the definitive documentation will contain only the following financial covenant with respect to the Borrower and its restricted subsidiaries on a consolidated basis, solely for the benefit of the Lenders under the Revolving Facility and solely when required as provided in the next paragraph:

• a Net First Lien Leverage Ratio set at the Financial Covenant Ratio Level (as defined in the Fee Letter) (the “Financial Covenant”).

Exh. B-22

The Financial Covenant will be tested as of the last day of each fiscal quarter if the aggregate amount of funded loans and outstanding letters of credit (excluding, for the avoidance of doubt, letters of credit that have been cash collateralized and other letters of credit not in excess of $15 million) under the Revolving Facility on such date exceeds an amount equal to 30% of the then outstanding commitments under the Revolving Facility, with the first quarterly covenant test to commence as of the last day of the first full fiscal quarter ending after the Closing Date (if otherwise applicable on such date).

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Agent) made to Coin Holdings and contributed to the Borrower following the last day of the applicable quarter and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will be included in the calculation of consolidated EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) no more than five Specified Equity Contributions may be made during the term of the Facilities, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant, (d) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained in the definitive documentation for the Facilities, and (e) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Specified Equity Contribution is made (either directly through prepayment or indirectly as a result of the netting of unrestricted cash).

Events of Default:	Only the following (subject to customary thresholds and grace periods to be agreed upon, consistent with the Documentation Precedent, and applicable to Borrower and its restricted subsidiaries and, with respect to certain Events of Default consistent with the Documentation Precedent, Coin Holdings):

Exh. B-23

nonpayment of principal, interest or other amounts; violation of covenants (provided that with respect to the Financial Covenant, a breach shall only result in an event of default with respect to the First Lien Term Facility upon the Lenders under the Revolving Facility having terminated the commitments under the Revolving Facility and accelerating any Revolving Loans then outstanding); incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness; bankruptcy and similar events; material monetary judgment defaults (same dollar threshold as cross default to material indebtedness); ERISA events; actual or asserted invalidity of guarantees or security documents in each case representing a material portion of the guarantees or the collateral; and change of control (to be defined in a manner consistent with the Documentation Precedent).

Unrestricted Subsidiaries:	The definitive documentation will contain provisions pursuant to which, subject to limitations consistent with the Documentation Precedent, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, in each case, no default or event of default then exists or would result therefrom. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the definitive documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the definitive documentation on terms consistent with the Documentation Precedent.

Voting:	Usual for facilities and transactions of this type and consistent with the Documentation Precedent.

For the avoidance of doubt, amendments and waivers of the Financial Covenant (and related defaults) and the conditions to borrowing under the Revolving Facility shall only require the approval of Lenders holding more than 50% of the aggregate amount of the commitments under the Revolving Facility.

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Documentation Precedent.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the First Lien Facilities with the consent of the Borrower (not to be unreasonably withheld or delayed and as to which, in the case of the First Lien Term Facility, the Borrower will be

Exh. B-24

deemed to have consented 10 business days after any request for consent if the Borrower has not otherwise responded by such date); provided that such consent of the Borrower shall not be required (i) under the Revolving Facility, if such assignment is made to another Lender under the Revolving Facility or an affiliate or approved fund of a Lender under the Revolving Facility, (ii) under the First Lien Term Facility, if such assignment is made to another Lender or an affiliate or approved fund of a Lender, or (iii) after the occurrence and during the continuance of an event of default relating to payment default or bankruptcy. All assignments will also require the consent of the Agent (subject to exceptions consistent with the Documentation Precedent), and, with respect to assignment under the Revolving Facility and the Issuing Bank, not to be unreasonably withheld or delayed. Each assignment, in the case of the First Lien Term Facility, will be in an amount of an integral multiple of $1,000,000. Each assignment, in the case of the Revolving Facility, will be in an amount of an integral multiple of not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof. Assignments will be by novation and will not be required to be pro rata between the First Lien Facilities. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to sell participations in loans and commitments subject to the restrictions set forth herein, in the Commitment Letter and consistent with the Documentation Precedent. Voting rights of participants (i) shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or interest or fee payment dates or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (ii) for clarification purposes, shall not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, assignments (and, to the extent the Disqualified Lender list is made available to all Lenders, participations) shall not be permitted to Disqualified Lenders (the list of which may be updated from time to time after the Closing Date with respect to competitors of the Borrower and will remain on file with the Agent and not subject to further disclosure); provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an

Exh. B-25

assignment or participation interest to the extent such party was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Agent irrespective of whether or not an event of default relating to payment default or bankruptcy has occurred and is continuing. The Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions consistent with the Documentation Precedent.

Assignments to the Sponsor and its affiliates (other than Coin Holdings and its subsidiaries, except as set forth below, and other than to natural persons) (each, an “Affiliated Lender”) shall be permitted, subject only to the following limitations:

(i) no receipt of information provided solely to Lenders and no participation in Lender meetings;

(ii) the purchaser shall make a customary representation to the seller at the time of the assignment that it does not possess material non-public information (or, if Coin Holdings is not at the time a public reporting company, material information of a type that would not reasonably be expected to be publicly available if Coin Holdings was a public reporting company) with respect to Coin Holdings and its subsidiaries that has not been disclosed to the seller or the Lenders generally (other than the Lenders that have elected not to receive material non-public information);

Exh. B-26

(iii) Affiliated Lenders may not purchase loans or commitments under the Revolving Facility;

(iv) the amount of First Lien Term Loans owned or held by such Affiliated Lenders may not, in the aggregate, exceed 25% of the outstanding principal amount of such First Lien Term Loans, calculated as of the date of such purchase;

(v) for purposes of any amendment, waiver or modification of the loan documents (other than any such amendment requiring the consent of each affected Lender) that does not adversely affect such Affiliated Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; and

(vi) any Affiliated Lender that becomes a Lender shall waive its rights to bring actions (in its capacity as a Lender) against the Agent.

Assignments of First Lien Term Loans to Sponsor Debt Fund Affiliates (as defined in the Fee Letter) will be permitted and will not be subject to the foregoing limitations; provided that, for purposes of determining whether the required lenders have consented to any amendment or waiver under the definitive documentation for the First Lien Facilities, the aggregate amount of First Lien Term Loans of Sponsor Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the outstanding principal amount of First Lien Term Loans required to constitute “Required Lenders”.

Non-Pro Rata Repurchases:	Coin Holdings and its subsidiaries may purchase from any Lender, at individually negotiated prices, outstanding principal amounts of the First Lien Term Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material non-public information (or, if Coin Holdings is not at the time a public reporting company, material information of a type that would not reasonably be expected to be publicly available if Coin Holdings was a public reporting company) with respect to Coin Holdings and its subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any loans so repurchased shall be immediately cancelled, (iii) no proceeds of loans under the Revolving Facility shall be utilized to make such purchases and (iv) no default or event of default exists or would result therefrom.

Exh. B-27

Expenses and Indemnification:	Indemnification by Borrower of the Agent, Arrangers, Syndication Agent, Lenders, Issuing Bank, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) for matters arising out of or in connection with the Commitment Letter, the Fee Letter, the Transactions, the First Lien Facilities or any related transaction or any claim, actions, suits, inquiries, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the Borrower’s or the Target’s, equity holders, creditors or any other third party or by Coin Holdings, the Target or any of their respective affiliates) that relates to the Transactions, including the First Lien Facilities or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability (i) to the extent determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any or its or their respective officers, directors, employees, agents, advisors, controlling persons or members (collectively, “Related Persons”), (ii) arising from a material breach of such Indemnified Person’s (or any of its Related Persons) obligations under the definitive loan documentation (as determined in a final, non-appealable judgment by a court of competent jurisdiction), or (iii) arising from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, Arranger or Issuing Bank in its capacity as such). In addition, all reasonable, documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of one firm of counsel for all such persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such persons, taken as a whole) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)) of (x) the Agent, Arrangers, the Syndication Agent, the Issuing Bank and the Lenders for the enforcement costs and

Exh. B-28

documentary taxes associated with the First Lien Facilities and (y) the Agent in connection with the preparation, execution and delivery of any amendment, waiver or modification of the First Lien Facilities (whether or not such amendment, waiver or modification is approved by the Lenders) will in each case be paid by the Borrower if the Closing Date occurs.

Governing Law and Forum:	New York.

Counsel to Agent and Lead Arrangers:	Cahill Gordon & Reindel LLP.

Exh. B-29

ANNEX B-I

Interest Rates:	Subject to “Changes in Interest Rate Margins and Commitment Fees” below, the interest rates under the First Lien Term Facility will be, at the option of the Borrower, Adjusted LIBOR plus the First Lien Term Facility LIBOR Spread (as defined in the Fee Letter) or ABR plus the First Lien Term Facility ABR Spread (as defined in the Fee Letter).

Subject to “Changes in Interest Rate Margins and Commitment Fees” below, the interest rates under the Revolving Facility will be, at the option of the Borrower, Adjusted LIBOR plus the Revolving Facility LIBOR Spread (as defined in the Fee Letter) or ABR plus the Revolving Facility ABR Spread (as defined in the Fee Letter).

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or, if agreed to by the Agent, a shorter period) for Adjusted LIBOR.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” is the Alternate Base Rate, which is the highest of (a) the rate of interest publicly announced by the Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum.

“Adjusted LIBOR” means the higher of (a) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for the applicable interest period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in United States dollars; provided that if Adjusted LIBOR shall be less than zero pursuant to this clause (a), such rate shall be deemed zero and (b) in the case of the First Lien Term Facility, 1.00% per annum.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the

Exh. B-I-1

termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	Subject to “Changes in Interest Rate Margins and Commitment Fees” below, the Revolving Commitment Fee Percentage (as defined in the Fee Letter) per annum on the average daily undrawn portion of the commitments in respect of the Revolving Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders.

Changes in Interest Rate Margins and Commitment Fees:	From and after the date of delivery of the Borrower’s financial statements for the first full fiscal quarter ended after the Closing Date, interest rate margins and commitment fees under the First Lien Facilities will be subject to one reduction based upon a Net First Lien Leverage Ratio to be agreed.

Exh. B-I-2

EXHIBIT C

Project Aspen

$135 million Senior Secured Second Lien Term Facility

Summary of Principal Terms and Conditions1

Borrower:	The Borrower under the First Lien Term Facility.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agent:	Bank of America, N.A., acting through one or more of its branches or affiliates, will act as administrative agent and collateral agent for the Second Lien Term Facility (in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies Finance LLC, acting through one or more of its branches or affiliates, Barclays Bank PLC and Credit Suisse Securities (USA) LLC will act as lead arrangers for the Second Lien Term Facility (together with any additional lead arrangers appointed by the Borrower, each in such capacity, an “Arranger” and collectively, the “Arrangers”), and will perform the duties customarily associated with such role. Other joint lead arrangers may be appointed by the Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Documentation Agent”).

Definitive Documentation:	The definitive documentation shall, except as otherwise set forth herein, be based on and consistent with the Documentation Precedent (as defined in the Fee Letter).

Second Lien Term Facility:	A senior secured second lien term loan facility in an aggregate principal amount of up to $135 million (the “Second Lien Term Facility” and the loans thereunder, the “Second Lien Term Loans”). The Second Lien Term Loans shall be funded in full on the Closing Date in United States dollars.

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached or in the other Exhibits thereto.

Exh. C-1

Second Lien Incremental Facilities:	The Borrower will be permitted to increase the Second Lien Term Facility or add one or more additional term loan credit facilities (collectively, the “Second Lien Incremental Facilities”);

provided that:

(i) the aggregate principal amount of all Second Lien Incremental Facilities outstanding at any time shall not exceed the sum of (x) the Incremental Dollar Amount (less the aggregate outstanding principal amount of any Incremental Facilities incurred in respect of the First Lien Facility under clause (i)(x) of the first proviso in the section entitled “Incremental Facilities” in Exhibit B) plus (y) any amounts so long as, in the case of this clause (y), on the date of incurrence thereof (or, at the option of the Borrower, on the date of establishment of the commitments in respect thereof), the Net Secured Leverage Ratio on a Pro Forma Basis will be no greater than the Secured Leverage Incurrence Ratio[2] and (z) the amount of any voluntary prepayments of the Second Lien Term Facility after the Closing Date and prior to such time (in each case, excluding prepayments funded with the proceeds of indebtedness (other than revolving indebtedness)), in each case without netting the cash proceeds of such Second Lien Incremental Facility and assuming, in the case of the establishment of any Second Lien Incremental Facilities constituting delayed draw term facilities, that such facilities were fully drawn on the date of effectiveness thereof;

(ii) to the extent required by the applicable incremental assumption agreement, no default or event of default shall have occurred and be continuing or would result therefrom (but in any case, if any such Second Lien Incremental Facility is established for a purpose other than an acquisition that is permitted by the definitive documentation for the Second Lien Term Facility, no payment or bankruptcy event of default shall have occurred and be continuing or would result therefrom);

(iii) (1) the loans under such additional credit facilities shall be senior secured obligations and shall rank pari passu with or, at the Borrower’s option, junior in right of security to the Second Lien Term Facility; provided, that if such additional credit facilities

[2]	For purposes of all leverage ratios, if additional debt is incurred to fund any OID or upfront fees in connection with the exercise of “Market Flex” provisions under the Fee Letter, then such leverage ratios will be modified upward to reflect any such additional debt.

Exh. C-2

rank junior in right of security with the Second Lien Term Facility (x) such additional credit facilities will be established as a separate facility from the Second Lien Term Facility, (y) such Second Lien Incremental Facilities shall be subject to an intercreditor agreement consistent with the Documentation Precedent and (z) for the avoidance of doubt, will not be subject to clause (vi) below and (2) there shall be no borrowers or guarantors in respect of such Second Lien Incremental Facilities that are not the Borrower, a co-borrower or a Guarantor;

(iv) the loans under the additional term loan facilities will mature no earlier than, and will have a weighted average life to maturity no shorter than, that of the Second Lien Term Facility and all other terms of any such additional term loan facility (other than pricing, amortization, maturity, participation in mandatory prepayments or ranking as to security) shall be substantially similar to the Second Lien Term Facility or otherwise reasonably acceptable to the Agent;

(v) with respect to mandatory prepayments of term loans, the Second Lien Incremental Facilities shall not participate on a greater than pro rata basis than the Second Lien Term Facility; and

(vi) the interest rate margins and original issue discount or upfront fees (if any) and interest rate floors (if any) applicable to any Second Lien Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that if the “yield” (to be defined to include upfront fees and original issue discount on customary terms and any interest rate floor but excluding any structuring, commitment and arranger fees or similar fees) of any Second Lien Incremental Facility exceeds the “yield” on the Second Lien Term Facility by more than 50 basis points, the applicable margins for the Second Lien Term Facility shall be increased to the extent necessary so that the “yield” on the Second Lien Term Facility is 50 basis points less than the “yield” on the Second Lien Incremental Facility; provided that, if Adjusted LIBOR (as defined in Annex C-I hereto) in respect of such Incremental Facility includes a floor greater than the floor applicable to the Second Lien Term Facility and such floor is greater than Adjusted LIBOR in effect for a 3-month interest period at such time, such increased amount (above the greater of such floor and such Adjusted LIBOR) shall be equated to interest rate for purposes of determining the applicable interest rate under such Incremental Facility; provided that this clause (vi) shall not be applicable to any Second Lien Incremental Facility that is incurred more than 12 months after the Closing Date. For the

Exh. C-3

avoidance of doubt, indebtedness secured by liens ranking pari passu with the Second Lien Term Facility incurred pursuant to the provision under “Incremental Facilities” in Exhibit B shall be subject to this clause (vi).

Purpose:	The proceeds of the Second Lien Term Facility on the Closing Date will be used by the Borrower, together with the proceeds of the First Lien Term Facility, the Equity Contribution and cash on hand of the Borrower and its subsidiaries, to finance the Transactions.

Refinancing Facilities:	The definitive documentation for the Second Lien Term Facility will permit the Borrower to refinance loans under the Second Lien Term Facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) under definitive documentation for the Second Lien Term Facility with the consent of the Borrower, and the institutions providing such Refinancing Term Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the Second Lien Term Facility or secured notes or loans that are junior in right of security in the Collateral (any such notes or loans, “Refinancing Notes”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, or, with respect to notes, have mandatory prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such Refinancing Notes prior to, the loans under the Second Lien Term Facility being refinanced, (ii) there shall be no borrowers or guarantors in respect of any Refinancing Term Facility or Refinancing Notes that are not the Borrower or a Guarantor, (iii) the other terms and conditions, taken as a whole, of any such Refinancing Term Facility or Refinancing Notes (excluding pricing (as to which no “most favored nation” (“MFN”) clause shall apply) and optional prepayment or redemption terms) are substantially similar to, or not materially less favorable to the Borrower and its subsidiaries, than, the terms and conditions, taken as a whole, applicable to the Second Lien Term Facility being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Second Lien Term Facility or that are otherwise reasonably satisfactory to the Agent), (iv) with respect to (1) Refinancing Notes secured by Collateral or (2) any Refinancing Term Facility secured by liens on the Collateral that are junior in priority to the liens on the Collateral securing the Second Lien Term Facility, such agreements or liens will be

Exh. C-4

subject to an intercreditor agreement consistent with the Documentation Precedent or otherwise reasonably acceptable to the Agent and (v) the aggregate principal amount of any Refinancing Term Facility or Refinancing Notes shall not be greater than the aggregate principal amount of the Second Lien Term Facility being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Second Lien Term Facility or Refinancing Term Facility being refinanced or replaced will be permanently reduced substantially simultaneously with the issuance thereof.

Availability:	The full amount of the Second Lien Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rate:	As set forth on Annex C-I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex C-I hereto) plus 2.00% per annum and in each case, shall be payable on demand.

Final Maturity and Amortization:	The Second Lien Term Facility will mature on the date that is eight years after the Closing Date. There will be no amortization.

Ranking:	The Second Lien Term Loans will constitute senior second-priority secured indebtedness of the Borrower, and will rank pari passu in right of payment with all obligations under the First Lien Facilities and all other senior indebtedness of the Borrower.

Guarantees:	The Second Lien Term Loans will be guaranteed by each Subsidiary Guarantor of the First Lien Facilities (the “Guarantors”) on a senior second-priority secured basis (the “Guarantees”). The Guarantees will rank pari passu in right of payment with all obligations under the First Lien Facilities and all other senior indebtedness of the Guarantors. The Guarantees will be automatically released upon release of the corresponding guarantees of the First Lien Facilities (other than in connection with a repayment in full of the First Lien Facilities); provided that such released guarantees shall be reinstated if such released guarantors thereof are required to subsequently guarantee the First Lien Facilities.

Exh. C-5

Security:

Subject to the limitations set forth below in this section and subject to the last paragraph of Exhibit D to the Commitment Letter, the Second Lien Term Loans and the Guarantees will be secured by a second-priority (subject to permitted liens and other exceptions consistent with the Documentation Precedent) security interest in the Collateral of the Borrower and the Guarantors securing the First Lien Facilities from time to time.

All the above-described security interests shall be created on terms, and pursuant to documentation, consistent with the Documentation Precedent, subject to exceptions to be reasonably agreed.

For the avoidance of doubt, no assets or entities of the Target will be acquired by the Borrower or its subsidiaries or will constitute Collateral other than in respect of the Acquired Business.

The relative rights and priorities in the Collateral for each of the First Lien Facilities and the Second Lien Term Facility will be set forth in the First Lien/Second Lien Intercreditor Agreement or another intercreditor agreement not materially less favorable to the lenders than the First Lien/Second Lien Intercreditor Agreement or otherwise reasonably acceptable to the Agent.

Mandatory Prepayments:	Subject to the full repayment of the First Lien Term Facility, mandatory prepayment provisions substantially similar to those under the First Lien Term Facility; provided that the Excess Cash Flow and Asset Sale thresholds shall be based on Net Secured Leverage Ratio rather than First Lien Leverage Ratio.

Voluntary Prepayments:

The Second Lien Term Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty, except as described below, upon not less than one business day’s prior written notice (which may be conditioned upon the occurrence of a refinancing or other event), at the option of the Borrower at any time.

The Borrower shall pay a “prepayment premium” in connection with any voluntary prepayment of the Second Lien Term Loans or any mandatory prepayment of the Second Lien Term Loans with the net cash proceeds of any issuances of debt obligations and in connection with the removal of any non-consenting lender equal to a percentage of the principal amount so prepaid as follows: 2% if prepaid within the first year after the Closing Date, 1% if prepaid within the second year after the Closing Date and at par thereafter.

Exh. C-6

Representations and Warranties:	The Second Lien Term Loan documentation will contain representations and warranties relating to the Borrower and its restricted subsidiaries specified under the caption “Representations and Warranties” in the First Lien Facilities Term Sheet, with such changes as are appropriate to reflect the Second Lien Term Loans and consistent with the Documentation Precedent (and in any event such representations and warranties shall not be more restrictive to the Borrower and its subsidiaries than those set forth in the documentation for the First Lien Facilities).

Conditions Precedent to Initial Borrowing:	Only the following (consistent with the Documentation Precedent and subject to the last paragraph of Exhibit D): delivery of reasonably satisfactory customary (consistent with similar transactions for the Sponsor) legal opinions of counsel for the Borrower and the Guarantors; a certificate from the chief financial officer of the Borrower in the form attached as Exhibit E (or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to Closing Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby); all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act (at least three business days prior to the Closing Date, in each case to the extent requested of the Borrower at least 10 business days prior to the Closing Date); customary corporate documents and officers’ and public officials’ certifications for the Borrower and the Guarantors; all documents and instruments required for the creation and perfection of security interests in the Collateral, subject to permitted liens and the last paragraph of Exhibit D; loan agreement that has been executed by all parties thereto; execution of the Guarantees by the Guarantors, which shall be in full force and effect; evidence of authority for the Borrower and the Guarantors and all other loan documents; customary closing certificates; accuracy of Specified Representations and Acquired Business Representations (each such term as defined in Exhibit D); and delivery of a notice of borrowing.

The initial borrowing under the Second Lien Term Facility will also be subject to the applicable conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit D to the Commitment Letter. The definitive credit documentation for the Second Lien Term Facility shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth in the preceding paragraph, Section 6 of the Commitment Letter or Exhibit D to the Commitment Letter or (b) any representation

Exh. C-7

or warranty, affirmative, negative or financial covenant or event of default not set forth in Section 6 of the Commitment Letter or Exhibit D thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Second Lien Term Facility.

The failure of any representation or warranty (other than the Specified Representations and the Acquired Business Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Second Lien Term Facility.

Affirmative and Negative Covenants:	Substantially the same as those under the First Lien Term Facility except that baskets and thresholds (but not any financial ratios) will be set at levels based on Second Lien Dollar Baskets Cushion (as defined in the Fee Letter). In any event, no covenant shall be more restrictive to the Borrower and its subsidiaries than those set forth in the documentation for the First Lien Term Facility. Notwithstanding the forgoing, no term loans that are secured by a pari passu lien on Collateral may be incurred under the Second Lien Term Facility other than pursuant to “Second Lien Incremental Facilities.”

Financial Covenant:	None.

Events of Default:	Substantially the same as those under the First Lien Term Facility; provided that (a) materiality thresholds shall be based on the Second Lien Materiality Threshold Cushion (as defined in the Fee Letter) and (b) with respect to the First Lien Term Facility or any other facility with a first lien on Collateral, the Second Lien Term Facility shall have a cross-acceleration and cross-payment event of default to such debt and a cross-default to other events of default under such debt, subject to the expiration of a 45-day standstill period.

Unrestricted Subsidiaries:	The definitive documentation will contain provisions pursuant to which, subject to limitations consistent with the Documentation Precedent, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, in each case, no default or event of default then exists or would result therefrom. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the definitive documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into

Exh. C-8

account for purposes of calculating the financial ratios contained in the definitive documentation on terms consistent with the Documentation Precedent.

Voting:	Usual for facilities and transactions of this type and consistent with the Documentation Precedent.

Cost and Yield Protection:	Usual for facilities and transactions of this type consistent with the Documentation Precedent.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the Second Lien Term Facility with the consent of the Borrower (not to be unreasonably withheld or delayed and as to which, the Borrower will be deemed to have consented 10 business days after any request for consent if the Borrower has not otherwise responded by such date); provided that such consent of the Borrower shall not be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender, or (ii) after the occurrence and during the continuance of an event of default relating to payment default or bankruptcy. All assignments will also require the consent of the Agent (subject to exceptions consistent with the Documentation Precedent), and not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to sell participations in loans subject to the restrictions set forth herein, in the Commitment Letter and consistent with the Documentation Precedent. Voting rights of participants (i) shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or interest or fee payment dates or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (ii) for clarification purposes, shall not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, assignments (and, to the extent the Disqualified Lender list is made available to all Lenders, participations) shall not be permitted to Disqualified Lenders (the list of which may be updated from time to time after the Closing Date with respect to competitors of the Borrower and will remain on file with the Agent and not subject to further disclosure);

Exh. C-9

provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Second Lien Term Facility to the extent such party was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Agent irrespective of whether or not an event of default relating to payment default or bankruptcy has occurred and is continuing. The Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions consistent with the Documentation Precedent.

Assignments to the Sponsor and its affiliates (other than Coin Holdings and its subsidiaries, except as set forth below and other than to natural persons) (each, an “Affiliated Lender”) shall be permitted, subject only to the following limitations:

(i) no receipt of information provided solely to Lenders and no participation in Lender meetings;

(ii) the purchaser shall make a customary representation to the seller at the time of the assignment that it does not possess material non-public information (or, if Coin Holdings is not at the time a public reporting company, material information of a type that would not reasonably be expected to be publicly available if Coin Holdings was a public reporting company) with respect to Coin Holdings and its subsidiaries that has not been disclosed to the seller or the Lenders generally (other than the Lenders that have elected not to receive material non-public information);

Exh. C-10

(iii) the amount of Second Lien Term Loans owned or held by such Affiliated Lenders may not, in the aggregate, exceed 25% of the outstanding principal amount of such Second Lien Term Loans, calculated as of the date of such purchase;

(iv) for purposes of any amendment, waiver or modification of the loan documents (other than any such amendment requiring the consent of each affected Lender) that does not adversely affect such Affiliated Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; and

(v) any Affiliated Lender that becomes a Lender shall waive its rights to bring actions (in its capacity as a Lender) against the Agent.

Assignments of Second Lien Term Loans to Sponsor Debt Fund Affiliates (as defined in the Fee Letter) will be permitted and will not be subject to the foregoing limitations; provided that, for purposes of determining whether the required lenders have consented to any amendment or waiver under the definitive documentation for the Second Lien Term Facility, the aggregate amount of Second Lien Term Loans of Sponsor Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the outstanding principal amount of Second Lien Term Loans required to constitute “Required Lenders”.

Non-Pro Rata Repurchases:	Coin Holdings and its subsidiaries may purchase from any Lender, at individually negotiated prices, outstanding principal amounts under the Second Lien Term Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material non-public information (or, if Coin Holdings is not at the time a public reporting company, material information of a type that would not reasonably be expected to be publicly available if Coin Holdings was a public reporting company) with respect to Coin Holdings and its subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any loans so repurchased shall be immediately cancelled and (iii) no default or event of default exists or would result therefrom.

Expenses and Indemnification:	Indemnification by Borrower of each Indemnified Person (as defined in Exhibit B to the Commitment Letter) for matters arising out of or in connection with the Commitment Letter,

Exh. C-11

the Fee Letter, the Transactions, the Second Lien Term Facility or any related transaction or any claim, actions, suits, inquiries, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the Borrower’s or the Acquired Business’ equity holders, creditors or any other third party or by Coin Holdings, the Acquired Business or any of their respective affiliates) that relates to the Transactions, including the Second Lien Term Facility or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability (i) to the extent determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified Person’s Related Persons (as defined in Exhibit B to the Commitment Letter), (ii) arising from a material breach of such Indemnified Person’s (or any of its Related Persons) obligations under the definitive loan documentation (as determined in a final, non-appealable judgment by a court of competent jurisdiction), or (iii) arising from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent or Arranger in its capacity as such). In addition, all reasonable, documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of one firm of counsel for all such persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such persons, taken as a whole) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)) of (x) the Agent, Arrangers, the Syndication Agent and the Lenders for the enforcement costs and documentary taxes associated with the Second Lien Term Facility and (y) the Agent in connection with the preparation, execution and delivery of any amendment, waiver or modification of the Second Lien Term Facility (whether or not such amendment, waiver or modification is approved by the Lenders) will in each case be paid by the Borrower if the Closing Date occurs.

Governing Law and Forum:	New York.

Exh. C-12

Counsel to Agent and Lead Arrangers:	Cahill Gordon & Reindel LLP.

Exh. C-13

EXHIBIT C

Interest Rates:	The interest rates under the Second Lien Term Facility will be, at the option of the Borrower, Adjusted LIBOR plus the Second Lien Term Facility LIBOR Spread (as defined in the Fee Letter) or ABR plus the Second Lien Term Facility ABR Spread (as defined in the Fee Letter).

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or, if agreed to by the Agent, a shorter period) for Adjusted LIBOR.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” is the Alternate Base Rate, which is the highest of (a) the rate of interest publicly announced by the Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum.

“Adjusted LIBOR” means the higher of (a) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for the applicable interest period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in United States dollars and (b) 1.00% per annum.

Exh. C-1

EXHIBIT D

Project Aspen

$535 million Senior Secured First Lien Term Facility

$75 million Senior Secured First Lien Revolving Credit Facility

$135 million Senior Secured Second Lien Term Facility

Conditions Precedent to Initial Borrowing5

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent (which shall be satisfied or waived prior to or substantially concurrent with the other Transactions):

1. The Acquired Business Merger and the Tender Offer shall be consummated simultaneously or substantially concurrent with the closing under the Facilities on the terms described in the Merger Agreement, without giving effect to any amendment, waiver, consent or other modification thereof by Parent that is materially adverse to the interests of the Lenders (in their capacities as such) unless it is approved by the Lead Arrangers (which approval shall not be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that any reduction in the purchase price in connection with the Merger Agreement in respect of the Acquired Business (as reasonably determined by the Borrower and the Lead Arrangers), other than a reduction in accordance with the terms of the Merger Agreement as in effect on the date hereof (including, without limitation, working capital adjustments), shall be deemed to be materially adverse to the interests of the Lenders (in their capacities as such), unless such reduction is applied as follows: (x) 30% to reduce the Equity Contribution and (y) 70% to reduce on a ratable basis between them, the amount of the First Lien Term Facility and the Second Lien Term Facility. For the avoidance of doubt, any reduction in the purchase price in connection with the Merger Agreement in respect of any business of the Target other than the Acquired Business (as reasonably determined by the Borrower and the Lead Arrangers) shall not be deemed to be materially adverse to the interests of the Lenders (in their capacities as such). The Equity Contribution shall have been made (or substantially simultaneously or concurrently with the closing under the Facilities shall be made) in at least the amount set forth in Exhibit A.

2. Since the date of the Merger Agreement, there shall have been no effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. A “Company Material Adverse Effect” means any fact, change, event or occurrence that (x) materially adversely affects the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Target and its Subsidiaries, taken as a whole, or (y) prevents or materially delays the consummation by the Target of any of the Transactions; provided, that subsection (x) of the term “Company Material Adverse Effect” shall not include any such fact, change, event or occurrence relating to or arising from (i) any national, international, or regional economic, financial, social or political conditions in general, including the results of any primary or general elections, (ii)

[5]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit D is attached or in the other Exhibits thereto.

Exh. D-1

changes in any financial, debt, credit, capital, banking or securities markets or conditions, (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or in standards, guidance, interpretations or enforcement thereof, (v) changes in the Target’s and its Subsidiaries’ industries in general, (vi) seasonal fluctuations or downturns in the business of the Target or any of its Subsidiaries substantially consistent with prior seasonal fluctuations or downturns or occasioned by significant external events such as the Summer Olympic Games, (vii) any change in the market price, trading volume or ratings of any securities or indebtedness of the Target or any of its Subsidiaries, any change or prospective change of the ratings or the ratings outlook for the Target or any of its Subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, or the change in, or failure of the Target to meet, or the publication of any report regarding, any internal or public projections, forecasts, guidance, budgets, predictions or estimates of or relating to the Target or any of its Subsidiaries for any period, including with respect to revenue, earnings, profit, cash flow or cash position (it being understood that the underlying causes of such change or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute and may be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur), (viii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war, (ix) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity, (x) any Legal Action arising or relating to the Merger Agreement or the Transactions, (xi) the announcement of the Merger Agreement, the identity of Parent or its Affiliates or the taking or not taking of any action to the extent expressly required by the Merger Agreement, including any actual or potential loss or impairment of any Contract or relationship with any customer, supplier, investor, landlord, partner, employee or other business relation due to any of the foregoing in this subclause; provided, that this subclause (xi) shall not apply to any representation or warranty in Section 3.6 and Section 3.7 of the Merger Agreement that addresses the consequences of the execution and performance of the Merger Agreement and the Transactions, (xii) compliance by the Target and its Subsidiaries with the terms of the Merger Agreement, including the failure to take any action restricted by the Merger Agreement, or (xiii) any actions taken, or not taken, with the prior written consent or at the express request of Parent; provided, further, that with respect to subclauses (i), (ii), (iii), (v), (viii) and (ix), only to the extent such fact, change, event or occurrence disproportionately and adversely affects the Target or its Subsidiaries, taken as a whole, compared to other similarly situated companies operating in the industries in which the Target or its Subsidiaries, as the case may be, conduct their respective businesses (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect). All capitalized terms used in this paragraph but not defined herein shall have the meanings assigned thereto in the Merger Agreement as in effect on the date hereof.

3. The Financial Institutions shall have received a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of the Borrower and its

Exh. D-2

subsidiaries (based on the financial statements of Outerwall referred to in paragraph 4 below) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statement of income), it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Borrower.

4. The Financial Institutions shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Outerwall Inc., a Delaware corporation (“Outerwall”), and its subsidiaries, for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015 and any subsequent fiscal year ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Outerwall and its subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than any fiscal fourth quarter) after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) hereof, in each case prepared in accordance with GAAP.

5. With respect to the Facilities, (i) the Borrower shall have used commercially reasonable efforts to ensure that the Financial Institutions shall have received, not later than 15 consecutive days prior to the Closing Date, a Confidential Information Memorandum and other customary marketing materials to be used in connection with the syndication and (ii) the Borrower shall have used commercially reasonable efforts to ensure that the Arrangers shall have been afforded a period of at least 15 consecutive days following receipt of such Confidential Information Memorandum to syndicate the Facilities (the “Bank Marketing Period”); provided that (I) the Bank Marketing Period will either end on or prior to August 19, 2016, or if such period has not ended on or prior to August 19, 2016, then the Bank Marketing Period will commence no earlier than September 6, 2016 and (II) November 24, 2016, November 25, 2016, November 26, 2016 and November 27, 2016 shall not be considered calendar days for the purposes of calculating the Bank Marketing Period.

6. On the Closing Date, after giving effect to the Transactions, none of Coin Holdings, the Borrower or any of its subsidiaries shall have any third party debt for borrowed money other than (i) the Facilities, (ii) other indebtedness permitted to be incurred or outstanding on or prior to the Closing Date pursuant to the Merger Agreement as in effect on the date hereof (as may be modified with the Arrangers’ consent in accordance with the second sentence of paragraph 1 above), (iii) any rollover of then existing capital leases and (iv) other indebtedness approved by the Lead Arrangers in their reasonable discretion. Additionally, the Target’s Third Amended and Restated Credit Agreement dated June 24, 2014 shall have been repaid in full and the Target shall have repaid, repurchased or redeemed in full it’s outstanding 6% notes due 2019 and 5.875% notes due 2021 or satisfied and discharged the indentures governing such notes.

7. All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses

Exh. D-3

required to be paid on the Closing Date pursuant to the Commitment Letter with respect to expenses, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities).

Notwithstanding anything in this Exhibit D, the Commitment Letter, the Term Sheets, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations (and related defaults) the making or accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such of the representations made by or with respect to the Acquired Business in the Merger Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that Parent and/or its affiliates has the right to terminate its obligations under the Merger Agreement or decline to consummate the transactions under the Merger Agreement without resulting in the payment of any termination fee or liquidated damages under the Merger Agreement as a result of a breach of such representations in the Merger Agreement) (the “Acquired Business Representations”) and (ii) the Specified Representations (as defined below) made by the Borrower and the Guarantors in the definitive documentation for the Facilities, and (b) the terms of the definitive documentation for the Facilities shall be such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Exhibit D, in Section 6 of the Commitment Letter and in each of the Term Sheets under the paragraph titled “Conditions Precedent to Initial Borrowing” are satisfied or waived (it being understood that, to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the possession of the stock certificates of the Borrower and any domestic subsidiary to the extent received from the Target on the Closing Date after using commercially reasonable efforts), is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Agent and the Borrower). “Specified Representations” means the representations of the Borrower and each Guarantor (to the extent applicable to such Guarantor in the Documentation Precedent) in the definitive documentation with respect to the Facilities relating to incorporation, corporate power and authority to enter into the definitive documentation relating to the Facilities, due authorization and execution of the definitive documentation relating to the Facilities, no conflict of the definitive documentation relating to the Facilities with the Borrower’s or the Guarantors’ organizational documents, delivery and enforceability of such financing documentation, Closing Date solvency on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby (solvency to be defined in a manner consistent with the solvency certificate set forth in Exhibit D to the Commitment Letter), Federal Reserve margin regulations, the Investment Company Act, PATRIOT Act, FCPA, OFAC, laws against sanctioned persons and the creation, validity and perfection of the security interest granted in the intended Collateral to be perfected (except as provided above).

Exh. D-4

EXHIBIT E

FORM OF

SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate is delivered pursuant to Section [    ] of the Credit Agreement dated as of [                    ], among [            ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1. I am the [Chief Financial Officer] of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [    ] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[ ]

By:
Name:
	Title:	[Chief Financial Officer]